File Date:_______________     File Number: 333-121183
================================================================================


                                    FORM SB-2

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                                   Form SB-2/A
                                 (Amendment #1)


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         AMERICAN METAL TECHNOLOGY GROUP
         --------------------------------------------------------------
                 (Name of small business issuer in its charter)

      Nevada                           3490                      02-0715113
----------------------     ----------------------------     -------------------
(State or Jurisdiction     (Primary Standard Industrial       (I.R.S Employer
  of Incorporation)         Classification Code Number)     Identification No.)


                         600 Wilshire Blvd., Suite 1253
                              Los Angeles, CA 90017
                               Phone: 213-538-1204
          (Address and telephone number of principal executive offices)


                        GKL Resident Agents/Filings, Inc.
                          1000 E. William Street, #204
                             Carson City, NV 891701
                               Phone: 775-841-0644
            (Name, address and telephone number of agent for service)

                                   Copies To:
                              Adam U. Shaikh, Esq.
                     The Law Offices of Adam U. Shaikh, Chtd
                              7917 Autumn Gate Ave
                               Las Vegas, NV 89131
                               Phone: 702-296-3575
                             Facsimile: 702-549-2265

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]
================================================================================

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
 Title of each class        Amount to be       Proposed maximum      Proposed maximum
 of securities to be         registered       offering price per    aggregate offering       Amount of
      registered                                   unit (4)               price           registration fee
----------------------------------------------------------------------------------------------------------
   Common(1)                  7,200,000             $1.00               $7,200,000           $ 912.28

   Common(2)                  1,800,000             $1.00               $1,800,000           $ 228.06

   Common(3)                  3,328,630             $1.00                 $950,000           $ 120.37

(1) Common Shares to be distributed pursuant to a registered distribution to the shareholders of Beijing Sande Technology (Holding) Co., Ltd.
(2) Common Shares to be distributed pursuant to a registered distribution to the shareholders of Beijing Sande Shang Mao Co., Ltd.
(3) Common Shares to be registered for certain selling security holders of American Metal Technology Group and certain selling security holders of Beijing Sande Technology (Holding) Co., Ltd. and Beijing Sande Shang Mao Co., Ltd. who shall receive shares in the registered distribution.
(4) Estimated pursuant to Rule 457(e) solely for the purpose of calculating the registration fee for the shares of the selling security holders and the securities that will be distributed as a dividend distribution to shareholders of Beijing Sande Technology (Holding) Co., Ltd. and Beijing Sande Shang Mao Co., Ltd.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================
                              SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the sale is not permitted.
================================================================================

                             PRELIMINARY PROSPECTUS



                         AMERICAN METAL TECHNOLOGY GROUP
                             (A Nevada Corporation)
                                    9,500,000
                             Shares of Common Stock
          3,328,630 Shares Eligible for Resale through this Prospectus
                                 $1.00 per share


Prior to this offering, there has been no public market for our stock.


This Prospectus relates to the registration of certain shares of common stock, $.001 par value per share, of American Metal Technology Group, a Nevada corporation ("AMTG", the "Company", "we", "us", "our"). Certain Selling Security Holders ("AMTG Selling Security Holders") are offering 950,000 shares of our common stock for resale. Beijing Sande Technology (Holding) Co., Ltd. ("BST") shall be distributing 7,200,000 shares of common stock as a dividend distribution to its shareholders of record as of November 30, 2004 on the basis of one share of our common stock for every one share of BST common stock ("BST shareholders"). Beijing Sande Shang Mao Co., Ltd. ("BSS") shall be distributing 1,800,000 shares of common stock as a dividend distribution to its shareholders of record as of November 30, 2004 on the basis of one share of our common stock for every one share of BSS common stock ("BSS shareholders"). Lastly, certain BST Shareholders will be offering for resale 1,902,904 shares of our common stock (does not include shares to be received by affiliates of AMTG in the dividend) and certain BSS shareholders shall be offering for resale 475,726 shares of our common stock (does not include shares to be received by affiliates of AMTG in the dividend).

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 7.


The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. American Metal Technology Group will not receive any proceeds from this offering and has not made any arrangements for the sale of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We have not authorized any dealer, salesman or any other person to give any information or to make any representations not contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by AMTG.


The Date of this Prospectus, subject to completion, is ________.

                                TABLE OF CONTENTS

                                                              Page

PROSPECTUS SUMMARY.............................................5
RISK FACTORS...................................................7
RISK FACTORS RELATED TO OUR BUSINESS...........................9
RISK FACTORS RELATED TO THE PRC................................11
RISK FACTORS RELATED TO THIS OFFERING..........................12
USE OF PROCEEDS................................................12
DETERMINATION OF OFFERING PRICE................................12
DILUTION.......................................................12
SELLING SECURITY HOLDERS.......................................12
PLAN OF DISTRIBUTION...........................................17
TAX CONSEQUENCES OF DISTRIBUTION...............................19
LEGAL PROCEEDINGS..............................................19
DIRECTORS, EXECUTIVE OFFICERS,
     PROMOTERS AND CONTROL PERSONS.............................19
EXECUTIVE COMPENSATION.........................................22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
     OWNERS AND MANAGEMENT.....................................24
DESCRIPTION OF SECURITIES......................................25
DESCRIPTION OF OUR BUSINESS....................................26
MANAGEMENT DISCUSSION AND PLAN OF
         OPERATION.............................................40
CRITICAL ACCOUNTING POLICIES...................................47
MARKET FOR COMMON EQUITY AND
      RELATED STOCKHOLDER MATTERS..............................49
DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES........51
INTEREST OF NAMED EXPERTS AND COUNSEL..........................51
CERTAIN RELATIONSHIP AND RELATED
         TRANSACTIONS..........................................52
FINANCIAL STATEMENTS...........................................54

================================================================================

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.


            YOUR RELIANCE ON INFORMATION CONTAINED IN THIS PROSPECTUS

In deciding whether to invest in our securities, you should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Security Holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is current or complete as of any time after the date of this prospectus.


OUR BUSINESS

American Metal Technology Group, a Nevada corporation, ("AMTG", "We", "Us", "Our" or the "Company") via its subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd., is in the business of manufacturing and sales of precision investment casting and metal fabrication products in the People's Republic of China ("China").


We were incorporated on January 13, 2004 under the laws of the state of Nevada. Our principal executive office is located at 600 Wilshire Boulevard, Suite 1253, Los Angeles, CA 90017. On June 1, 2004, the Company entered into an equity purchase agreement with Beijing Sande Technology (Holding) Co., Ltd. ("BST") to acquire 80% ownership of Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY"). On August 2, 2004, the Company incorporated American Metal Technology (Lang Fang) Co., Ltd. ("AMLF") in Hebei, China, for the purpose of expanding the production facility of BJTY. Through AMLF, we acquired the remaining 20% ownership of BJTY.


We currently maintain a web site at http://www.amtg-usa.com. Any information displayed on our website is not part of this prospectus.

THE OFFERING


As of November 12, 2004, we had 10,000,000 shares of common stock outstanding, par value $.001 per share. This offering is related to a registered distribution of 7,200,000 shares of our common stock to BST shareholders on the basis of one share of our common stock for every one share of BST common stock, and a registered distribution of

1,800,000 shares of our common stock to the BSS shareholders on the basis of one share of our common stock for every one share of BSS common stock. Furthermore, this offering covers the resale of 950,000 shares by certain AMTG Selling Security Holders, the resale of 1,902,904 shares received through the registered dividend by certain BST Selling Security Holders, and the resale of 475,726 shares received through the registered dividend by certain BSS Selling Security Holders. Certain affiliates of AMTG, and Beijing Tong Yuan Heng Feng Technology Co., Ltd., by virtue of their positions as an officer, director, or by owning 10% or greater of the outstanding shares of AMTG following the dividend distributions, shall receive shares in the registered dividends. These shares distributed to the affiliates in the dividends, as well as any additional shares they hold in AMTG, will not be registered for resale under this prospectus. Such affiliates shares are designated as restricted stock and may only be resold in compliance with Rule 144 of the Securities Act of 1933, or by registration of said shares under the Securities Act of 1933, as amended.

There is currently no public market for our securities. The AMTG Selling Security Holders, the BSS Selling Security Holders, and the BST Selling Security Holders will sell their shares at a price of $1.00 until the shares are traded on a market or exchange, at which time they will be sold at prevailing market prices.

The dividend distribution of our shares to BSS and BST shareholders may trigger a taxable event. All BST and BSS shareholders are strongly encouraged to consult their own tax advisor in regards to the dividend. Please see section titled. "Tax Consequences of Distribution on page 19"

Because of BST's and BSS's role in the distribution, they both will likely be deemed to be "statutory underwriters" within the meaning of Section 2(11) of the Securities Act. BST and BSS have both advised us that they will comply with prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to their shareholders. Furthermore, the AMTG Selling Security Holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to their purchases and sales of shares of common stock. The AMTG Selling Security Holders are advised to contact a securities consultant if they are unfamiliar with the provisions promulgated under Regulation M.


Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits purchases to stabilize the price of a security in the distribution.

We have agreed to pay all estimated expenses of registering the securities. Although we will pay all offering expenses, we will not receive any proceeds from the sale of the securities.


SUMMARY FINANCIAL INFORMATION

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information that is contained in this prospectus, including the financial statements and their explanatory notes. Please note that the summary financials below are consolidated financial information for our companies and two subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd.

Operations Data             For the Twelve Month Period from January 1             For the Nine Months Ended
                                    through December 31, 2003                          September 30, 2004
                          -----------------------------------------------     -------------------------------------
                                                                                         (Unaudited)
Net Sales                                  US$2,483,006                                   US$3,132,161
Cost of Sales                              US$1,931,637                                   US$2,389,186
Net income                                  US$475,407                                     US$711,351

Balance Sheet Data                   As of September 30, 2004
                                            Unaudited
Total assets                               US$2,897,451
Working capital                             US$799,610
Stockholder's equity                       US$1,804,069

================================================================================
                                  RISK FACTORS


AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AMTG AND ITS BUSINESS. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS OR FUTURE PERFORMANCE OF AMTG.
================================================================================

RISK FACTORS RELATED TO OUR BUSINESS


Our business and operations involve numerous risks, some of which are beyond our control that may affect future results and the market price of our common shares. In any such case, the market price of our common shares could decline, and you may lose all or part of your investment. The following discussion highlights all material risks known to us.

We have a limited operating history, which may make it difficult for you to evaluate our business, and our limited resources may affect our ability to manage the growth we expect to achieve.

Our business was established in December 2001, and initially focused on metal parts fabrication. In 2002, we began commercially manufacturing high precision metal parts, which are now our primary source of revenues. In addition, we have recently expanded our operations by investing in the development of a new factory in Lang Fang Development Zone in Heibei, China. Furthermore, our senior management and employees have worked together at our Company for only a relatively short period of time. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. In addition, China's metal fabrication and metal casting businesses are still in the developmental stage. Our future revenues and profits are substantially dependent upon the growth in the acceptance and use of metal fabrication and casting products made in China.

Our growth to date has placed, and our anticipated further expansion of our operations will continue to place, a significant strain on our management, systems and resources. In addition to training and managing our workforce, we will need to continue to develop and improve our manufacturing process and our product lines. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, and any failure to do so may limit our future growth and materially and adversely affect our business, financial condition and results of operations.


Our sales have been limited to two related customers which exposes us to financial risk.

Historically, a substantial percentage of our sales have primarily been to two customers who are also related parties. During the year ended December 31, 2003, except for an insignificant amount of subcontracting income, the two related customers accounted for 100% of our net sales. Should we subsequently lose one or both of these customers; we will no longer have sufficient revenue to continue operations.

We have no written agreement or contract for future production which places us at financial risk.

Our sales transactions to our customers are based on purchase orders periodically received by us. Except for these purchase orders, we have no written agreements with our customers for future orders of production or for future sales. Furthermore, the percentage of sales to any of our customers may fluctuate from time to time. Should we fail to maintain the level of production orders from our current customers, or fail to obtain new customers, our revenues will substantially decrease and we may not be able to continue operations.

A substantial portion of our sales are on credit which exposes us to financial risk if a customer is unable to honor its credit.

Our current customers, as well as potential future customers, have and will place orders with us based on credit. Should a customer be unable honor its credit obligations and pay for our products or services, we will be exposed to significant risk of revenue loss.

We compete against a number of companies which are in a better position to offer products in higher volume and at a lower price.

We compete against numerous metal casting manufacturers. Due to intense price competition, we may have to reduce our prices, thereby adversely affecting our operating margins in our operations. This will lead to lower sales, lower gross margins, and lower net profits. During the past few years, we have, at times, refused certain metal fabrication orders because of pricing pressures, which has affected our net sales.

Our lease agreement for our current manufacturing facility will expire soon and we have not made any efforts to renew or locate other options.

All our manufacturing and production is conducted at our current plant at No. 15, Shixing Street, Shijingshan Badachu, High-Tech Park, Beijing, China. Our lease for this facility expires on July 15, 2005. There is currently no contract or agreement to continue the lease upon its expiry. We are attempting to construct our own factory at this time. However, if we are unable to complete the factory by July, renew or extend the current lease or obtain a new lease for a similar rent of $51,849 per year, our revenues may be greatly reduced. Furthermore, if we are unable to complete the factory or obtain a new or extended lease, we may be unable to continue operations.

We do not presently maintain insurance at our facility which exposes us to serious financial risk.

Presently, we do not maintain any insurance at our manufacturing and production facility, Should our facility be affected by fire or natural calamity, we may suffer significant losses and may be severely hampered and we may be unable to continue with operations at all.



RISK FACTORS RELATED TO THE PEOPLE'S REPUBLIC OF CHINA ("PRC")

Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.


The PRC's legal system and application of laws are uncertain which may impact our ability to enforce our agreements and may expose us to lawsuits.

The legal system of PRC is new, unclear and continually evolving. There can be no certainty as to the application of its laws and regulations in particular instances. The PRC does not have a comprehensive system of laws, and the existing regional and local laws are often in conflict and subject to inconsistent interpretation, implementation and enforcement. New laws and changes to existing laws occur quickly and sometimes unpredictably. These factors may limit our ability to enforce agreements with our current and future customers and vendors. Furthermore, it may expose us to lawsuits by customers and vendors in which we may not be adequately able to protect ourselves.

We may be unable to fully comply with local and regional laws which may expose us to financial risk.

As is the case with all businesses operating in China, we are often required to comply with informal laws and trade practices imposed by local and regional government administrators. Local taxes and other charges are levied depending on the local needs for tax revenues and may not be predictable or evenly applied. These local and regional taxes/charges and governmentally imposed business practices often affect our cost of doing business and require us to constantly modify our business methods to both comply with these local rules and to lessen the financial impact and operational interference of such policies. In addition, it is often extremely burdensome for businesses to comply with some of the local and regional laws and regulations. At the moment, we believe we are in compliance with applicable local and regional laws, but there is no assurance that we will maintain compliance. Our failure to maintain compliance with the local laws may result in hefty fines and fees which may substantially impact our financial condition.

The Chinese judiciary is relatively inexperienced in enforcing the laws that exist which may expose us to costly litigation and uncertain outcomes.

Should we be exposed to litigation in the PRC, we may not be able to properly evaluate the possible outcomes. This may expose us to costly litigation. Furthermore, we may be exposed to potential inequitable judicial results. Either of these scenarios may result in substantial financial risk to us.

Current favorable tax policy could change which could affect our financial condition.

Our subsidiaries are enjoying favorable tax policy from the PRC government; therefore, our business activities in China have not been subject to income taxes. There can be no assurances, however, that we will not be subject to such taxes in the future. If China did impose a tax upon us, the tax could substantially affect our financial condition and our ability to continue operations.

Fluctuations in exchange rates could result in foreign currency exchange losses which can affect our revenues.

A majority of our revenues are denominated in Renminbi, while a portion of our expenditures are denominated in foreign currencies, primarily the U.S. dollar. Fluctuations in exchange rates, primarily those involving the U.S. dollar may affect our costs and operating margins which, in turn, affect our revenues. In addition, these fluctuations could result in exchange losses and increased costs in Renminbi terms. Currently, there are very limited currency hedging methods available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any currency hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into U.S. dollars. Please see page 38 for a greater explanation of the risks involved with foreign currency exchange losses.


RISK FACTORS RELATED TO THIS OFFERING

There has been no public market for our common shares prior to this offering, and therefore the price may fall below the offering price.

Prior to this initial public offering, there has been no public market for our common shares. The offering price for our common shares is arbitrarily and may bear no relationship to the market price for our common stock after the initial public offering. We cannot assure you that an active trading market will develop or that the market price of our common shares will not decline below the offering price.


The future sales by our existing shareholders of a substantial number of our common shares in the public market could adversely affect the price of our common shares.

If our shareholders sell substantial amounts of our common shares, in the public market following this offering, the market price of our common shares could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We have an aggregate of 10,000,000 common shares issued and outstanding. Immediately after the completion of this offering, we will have 3,328,630 common shares represented by Shares Eligible for Resale through this offering. Our common shares in this offering will be eligible for immediate resale in the public market without restrictions, and those held by our existing shareholders may also be sold in the public market in the future subject to the restrictions contained in Rule 144 under the Securities Act.


You will not receive dividend payments.

AMTG has not paid and does not plan to pay dividends in the foreseeable future even if our operations are profitable. Earnings, if any, will be used to expand our operations, management salaries, hiring additional staff and operating expenses, rather than to make distributions to shareholders. Therefore, the future of your investment depends entirely on the development of a trading market and the potential increase in the market price of our stock.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described in "Risk factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.


                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.


                         DETERMINATION OF OFFERING PRICE


Due to our limited operating history, we have established a price of $1.00 per share. This was determined by basing it on a Price/Earning ("PE") of 10. We estimate that our net income for the year end 2004 will be in the range of $1 million dollars. Based on ten times earnings, our estimate market value would be $10,000,000 Thus, the price per share is $1.00 per share. This price is simply an estimate for use in this prospectus. Our earnings may be less than anticipated. Should a market occur for our securities, the price may be far less than anticipated.


                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                            SELLING SECURITY HOLDERS

The following table represents AMTG Selling Security Holders, including certain selling security holders that will be receiving shares in the registered dividends. The Selling Security Holders will be selling securities pursuant to this prospectus. The tables also lists any relationship selling security holders may have had with us within the past three years and provides information regarding the shares the selling stockholders beneficially own and may sell. The estimated securities owned after the offering assumes that all of the shares registered under this prospectus are sold. However, we do not have any agreements or understandings with the selling stockholders which would require them to sell their shares.


                            SELLING SECURITY HOLDERS

-------------------------------------------------------------------------------------------------------------
Name, Address, and             Securities Owned Prior    Number Of Shares Being     Securities Owned After
Relationship                       To Offering(1)        Registered                 Offering

                                   Shares Percent                                   Shares      Percent
                                   ------ -------                                   ------      -------
-------------------------------------------------------------------------------------------------------------
Lui Chung Mui Hoo
Flat C 8/F, Man Hoo Court,
448-452, Nathan Road,
Kowloon, Hong Kong(2)              475,000  4.75%                 475,000               -0-         -0-
-------------------------------------------------------------------------------------------------------------
Rui Lin Ding
209 W. Grand Ave #2,
Alhambra, CA 91801(2)              475,000  4.75%                 475,000               -0-         -0-
-------------------------------------------------------------------------------------------------------------
Mei Si Gao
No. 601, 1st Door, 14th
Floor, ShuangYu Shu Bei Li,        495,261  4.95%                 247,631            247,631      2.48%
Haidian District, Beijing,
China(3)
-------------------------------------------------------------------------------------------------------------
Ran Song
No. 601, 1st Door, 14th
Floor, Shuang Yu Shu Bei           495,261  4.95%                 247,631            247,631      2.48%
Li, Haidian District,
Beijing, China(3)
-------------------------------------------------------------------------------------------------------------
Jian Xin Xu
No. 5, 21st Building,
Nanying Fang Water and
Power Departement                  495,261  4.95%                 247,631            247,631      2.48%
Dormitory, West District,
Beijing, China(3)
-------------------------------------------------------------------------------------------------------------

                                       13

-------------------------------------------------------------------------------------------------------------
Meng Xu
No. 8, 3rd Door, 11th
Floor, Liu Pu Keng, West           495,261  4.95%                 247,631            247,631      2.48%
District, Beijing, China(3)
-------------------------------------------------------------------------------------------------------------
Ya Ni Gao
No. 7, Weishu Street,
Haidian District, Beijing,         110,058  1.1%                  55,029              55,029      0.55%
China(3)
-------------------------------------------------------------------------------------------------------------
Ying Pan
No. 7, Weishu Street,
Haidian District, Beijing,         495,261  4.95%                 247,631            247,631      2.48%
China(3)
-------------------------------------------------------------------------------------------------------------
Hang Yuan
No. 601, 3rd Door, 42th
Floor, GuanZhuangDongLi,           275,145  2.75%                 137,573            137,573      1.38%
Chaoyang District, Beijing,
China(3)
-------------------------------------------------------------------------------------------------------------
Xin Jian Yuan
No. 601, 3rd Door, 42th
Floor, GuanZhuangDongLi,           495,261  4.95%                 247,631            247,631      2.48%
Chaoyang District, Beijing,
China(3)
-------------------------------------------------------------------------------------------------------------
Wei Li
No. 031-02 Yongshengli,
Front District, Yingkou             22,012  <1%                   11,006              11,006      0.11%
city, Liaoning, China(3)
-------------------------------------------------------------------------------------------------------------
Zhen Bang Song
No. 601, 1st Door, 14th
Floor, Shuang Yu Shu Bei           550,290  5.5%                  275,145            275,145      2.75%
Li, Haidian District,
Beijing, China(3)
-------------------------------------------------------------------------------------------------------------
Jing Zhao
No. 7, 31st Floor,
HeishanxiaoLou, Mentougou,          38,520  <1%                   19,260              19,260      0.19%
Haidian District, Beijing,
China(3)
-------------------------------------------------------------------------------------------------------------

                                       14

-------------------------------------------------------------------------------------------------------------
Wei Li
No. 212, 3rd Floor, Water
and Heat No. 2 Factory              27,515  <1%                   13,757              13,757     0.14%
Dormitory, Qinghe, Haidian
District, Beijing, China(3)
-------------------------------------------------------------------------------------------------------------
Xiu Hua Liu
No. 77, 1st Door, Apt 114,
Banbidian, Haidian                  27,515  <1%                   13,757              13,757     0.14%
District, Beijing, China(3)
-------------------------------------------------------------------------------------------------------------
Bing Lu
No. 6 Building, Apt 707
Jianwai Guanghui Li,                27,515  <1%                   13,757              13,757     0.14%
Chaoyang District,Beijing,
China(3)
-------------------------------------------------------------------------------------------------------------
Wen Ge Ren
No. 53, Liuniangfu,
Shijingshan, Beijing,               27,515  <1%                   13,757              13,757     0.14%
China(3)
-------------------------------------------------------------------------------------------------------------
Xue Min Yang
No. 501, 15 Building,
Muoshikou Nanli,                    27,515  <1%                   13,757              13,757     0.14%
Shijingshan, Beijing,
China(3)
-------------------------------------------------------------------------------------------------------------
Hong Jin Zhang
Changhe Xingzheng Town,
Desheng Valley, Wuwei                5,503  <1%                    2,751               2,751     0.03%
County, Fuwu region, Anhui,
China(3)
-------------------------------------------------------------------------------------------------------------
Ying Qiang Li
Liuqiao Town, Wangdian
Valley, Huaiyang County,             3,852  <1%                    1,926               1,926     0.02%
Henan, China(3)
-------------------------------------------------------------------------------------------------------------
Shi You Liu
Liuqiao Town, Wangdian
Valley, Huaiyang County,             1,651  <1%                     825                  825     0.01%
Henan, China(3)
-------------------------------------------------------------------------------------------------------------

                                       15

-------------------------------------------------------------------------------------------------------------
Hong Wei Liu
No. 503, Building 4, Unit
1, Keyan Building, Jinding          27,515  <1%                   13,757              13,757     0.14%
St. Shijingshan, Beijing,
China(3)
-------------------------------------------------------------------------------------------------------------
Yong Xiu Yan
No. 1, Nanheyan, Pingguo
Yuan, Shijingshan District,          5,503  <1%                    2,751               2,751     0.03%
Beijing, China(3)
-------------------------------------------------------------------------------------------------------------
Shang Min He
Youfangzhuang Town, Shaji
Valley, Lucheng County,              5,503  <1%                    2,751               2,751     0.03%
Heinan, China(3)
-------------------------------------------------------------------------------------------------------------
Xiao Yan Li
No. 5, Unit 2, Buidling 5,
West Street, Dingfu Zhuang,         44,023  <1%                   22,012              22,012     0.22%
Chaoyang District, Beijing,
China(3)
-------------------------------------------------------------------------------------------------------------
Yan Wu Xu
No. 602, 3rd Door, Building
225, Muofangbeili, Chaoyang         55,029  <1%                   27,515              27,515     0.28%
District, Beijing, China(3)
-------------------------------------------------------------------------------------------------------------
Wen Yong Ma
Family Center, Meikuang Er           2,751  <1%                    1,376               1,376     0.01%
Gong District, Dongniuma
Si, Shaodong, Hunan,
China(3)
-------------------------------------------------------------------------------------------------------------
Xin Fa Li
No. 5 Maopingtou Town,
Yanquan Valley, Yizhang              2,751  <1%                    1,376               1,376     0.01%
County, Heinan, China(3)
-------------------------------------------------------------------------------------------------------------

                                       16

-------------------------------------------------------------------------------------------------------------
Sheng Jie He
Youfangzhuang Town, Shaji
Valley, Lucheng County,              2,751  <1%                    1,376               1,376     0.01%
Henan, China(3)
-------------------------------------------------------------------------------------------------------------

(1) Number of shares following dividend distribution
(2) Current AMTG Shareholders
(3) Shareholders will receive AMTG shares through the registered distribution based on ownership in both BSS and BST.
(4) The Wei Li's listed in this table are separate individuals. Neither of these individuals are related to Mr. Wei Li, the manager of the technical department of BJTY.



The shares owned or to be owned by the selling security holders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regards to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which these persons make offers to sell or sell the covered securities pursuant to Rule 415.



                              PLAN OF DISTRIBUTION

BEIJING SANDE TECHNOLOGY (HOLDING) CO., LTD. ("BST") AND BEIJING SANDE SHANG MAO CO., LTD. ("BSS") DIVIDEND DISTRIBUTION



Beijing Sande Technology (Holding) Co., Ltd. ("BST") shall distribute 7,200,000 shares of our common shares, which it owns, to its common shareholders as a dividend as of a record date of November 30, 2004, on the basis of one of our common shares for every one common share of BST. Beijing Sande Shang Mao Co., Ltd. ("BSS") shall distribute 1,800,000 shares of our common shares, which it owns, to its common shareholders as a dividend as of a record date of November 30, 2004, on the basis of one of our common shares for every one common share of BSS. Neither the BST nor BSS shareholders will be required to pay any type of consideration for their shares. The BSS and BST shareholders shall receive their share certificates in the mail. It is expected that the shares will be mailed to such shareholders on or about _________________.

One half (1/2)_of those shares to be received by each shareholder of BST and BSS in the distribution, other than those shares received by affiliates of AMTG, will be deemed freely transferable shares pursuant to the selling security holder provisions of this prospectus. Those shareholders who receive shares in the BST and BSS dividend distributions that are deemed to be affiliates of AMTG shall receive restricted shares only. The shares received by affiliates, as well as the remaining shares to be distributed to BST and BSS shareholders that will not be included in the resale provisions of this prospectus, may only be sold pursuant to Rule 144 of the Securities Act of 1933, or by registration of said shares under the Securities Act of 1933.

Because of BST's and BSS's role in the distribution, they both will likely be deemed to be "statutory underwriters" within the meaning of Section 2(11) of the Securities Act. BST and BSS have both advised us that they will comply with prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to their shareholders. BSS and BST has acknowledged that it is familiar with the anti-manipulation rules of the SEC, including Regulation M. These rules may apply to sales by BSS and BST in the market if a market develops. Neither BSS nor BST will not own any shares of our company after the distribution and has no plans for future sales or purchases.


With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.


SALES BY AMTG SELLING SECURITY HOLDERS
The AMTG Selling Security Holders, including certain shareholders receiving shares in the registered distribution, shall be selling certain securities pursuant to this prospectus. AMTG Selling Security Holders shall be registering for resale 3,328,630 shares of common stock, par value $.001, respectively. These Selling Security Holders shall be selling their shares for $1.00 per share until such time the shares are traded on a market or exchange, at which time they will be sold at prevailing market prices.

The AMTG Selling Security Holders, BST Selling Security Holders, and BSS Selling Security Holders (the "Selling Security Holders") should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the Selling Shareholders, nor their agent, may bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The Selling Shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the Selling Shareholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Should a broker-dealer be retained to facilitate the sale of shares in this prospectus, we will file an appropriate post-effective amendment to this prospectus to include information concerning the broker-dealer retained as well as any compensation paid to the broker-dealer.

We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will receive no proceed in connection with the sales of securities in this prospectus.

                        TAX CONSEQUENCES OF DISTRIBUTION

The BST and BSS shareholders who will receive common stock of AMTG as dividends are all Non-US Holders. Consequently, no material taxable event is anticipated in the United States. In accordance with the tax laws of the Peoples Republic of China, dividend income paid in cash and upon receipt to shareholders are generally taxable events. Taxable events are transactions that could trigger an obligation to pay a tax. Each shareholder must then determine whether a tax is actually due or payable by the shareholder as a result of the taxable event. The distribution of our common stock to BST and BSS shareholders as a dividend is in the form of common stock will likely be a taxable event if the shareholder sells the dividend stock to a third party and receives cash in return. Accordingly, the shareholders of BST and BSS should seek advice from qualified tax accountant familiar with the tax laws of the Peoples Republic of China.


                                LEGAL PROCEEDINGS

There are presently no pending or threatened legal proceedings pending against the Company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and directors of the company are listed below. Directors are elected to hold offices until the next annual meeting of shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

      Name                  Age                        Position
      ----                  ---                        --------
Chen Gao                    49                President, Director, Treasurer

Xin Yan Yuan                47                Director

Richard Lui                 39                Director/Chairman

Monica Ding                 26                Secretary



Chen Gao, age 49, has served as president, treasurer and director of American Metal Technology Group since Jan 28, 2004; served as Chairman and director of Beijing Tong Yuan Heng Feng Technology Co., Ltd. from Jan 2002 to present, served as Chairman and director of American Technology (Lang Fang) Co., Ltd. from August 2004 to present; served as Chairman and President of Beijing Mai Ke Luo Machinery Co., Ltd., from May 1994 to present. Beijing Mai Ke Luo Machinery Co., Ltd. is a beverage equipment manufacturer in China;, served as Chairman of Beijing Sande Technology (Holding) Co., Ltd, a beverage equipment and parts manufacturer from Jan 1993 to present. Mr. Gao was the accounting manager for Beijing Beichen Group Wuzhou Hotel, a hotel management company, from Sep 1987 to Dec 1992.

Richard Lui, age 39, has served as Chairman and director of American Metal Technology Group since February 2004. Mr. Lui served as vice Chairman of AP Henderson Group from July 23, 2004 to _December 16, 2004. AP Henderson Group, computer hardware and peripheral manufacturer, is publicly traded on the Over the Counter Bulletin Board (OTCBB:APHG). Mr. Lui has served as President of Morgan Capital International, Inc., a Los Angeles, California based financial and management consulting company, since July 2002. From September 1997 to July 2002, Mr. Lui was the President of GlobaLink Securities, Inc. a NASD member broker-dealer.

Xin Yan Yuan, age 48, has served as director of American Metal Technology Group since October 2004; serviced as Vice Chairman and director of Beijing Tong Yuan Heng Feng Technology Co., Ltd. from Jan 2002 to present, served as director of American Metal Technology (Lang Fang) Co., Ltd. from August 2004 to present, served as Director and Vice President of Beijing Mai Ke Luo Machinery Co., Ltd., a beverage equipment manufacturer in China from May 1994 to present, and has served as President of Beijing Sande Technology (Holding) Co., Ltd, a beverage equipment and parts manufacturer from Jan 1993 to present.

Monica Ding, age 26, has served as secretary of American Metal Technology Group since February 2004; has served as an executive assistant of Morgan Capital International, Inc., a Los Angeles, California based financial and management consulting company, since July 2002. From January 1999 to July 2002, Ms. Ding was secretary of Wall Street Holding Company, a Delaware corporation in the business of financial and business consulting..

Directors of Beijing Tong Yuan Heng Feng Technology Co., Ltd.
-------------------------------------------------------------

Mr Chen Gao, the president, secretary, and treasurer of AMTG as well as Mr. Xin Yan Yuan, a director of AMTG, both serve as directors of BJTY and AMLF. In addition, Mr. Xia Jie Guo also serves as a director of BJTY.

Xia Jie Guo, age 42, served as director of Beijing Tong Yuan Heng Feng Technology Co., Ltd. from July 14, 2004 to present; served as Manager of Business Department of Beijing Mai Ke Luo Machinery Co., Ltd. from February 1995 to present; Beijing Mai Ke Luo Machinery Co., Ltd. is a beverage equipment manufacturer in China; and has served as Office Manager of Bejing Sande Technology (Holding) Co., Ltd. from January 1993 to January 1995.


Officers of Beijing Tong Yuan Heng Feng Technology Co., Ltd.
------------------------------------------------------------


Zhong Min Li, age 42, served as Chief Financial Officer, and Manager of Finance and Accounting Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since January 2002 to present; served as Manager of Finance and Accounting Department of Beijing Mai Ke Luo Machinery Co., Ltd. a beverage equipment manufacturer in China from September 1995 to present; served as accountant in the Beijing Mineral Bureau Bureau, government bureau for mineral development from September 1980 to August 1995.

Jun Li, age 41, served as Manager of Sales Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since January 2002 to present; served as Manager of Sales Department of Beijing Mai Ke Luo Machinery Co., Ltd. a beverage equipment manufacturer in China from May 1996 to present; Manager of Foreign Relations Department of Beijing Lan Jian Travel Agency, a travel agency for China's domestic Travel from November 1995 to April 1996.

Wei Li, age 45, served as Manager of Technical Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since January 2002 to present; served as Manger of Technical Department of Beijing Mai Ke Luo Machinery Co., Ltd. a beverage equipment manufacturer in China, from March 2000 to present; Serviced as Deputy Chief of Beijing Five Star Beer Plant, a beer brewery in Beijing China.


Han Zhang, age 44, served as Manager of Production Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since January 2002 to present; served as Manager of Production Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since July 1992 to present; Teacher of Beijiung Hai Dian Zoudu College from August 1988 to June 1992.


Yun Song He, age 36, served as Chief-engineer of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since May 2002 to present; served as Chief-engineer of Beijing Mai Ke Luo Machinery Co. Ltd. a beverage equipment manufacturer in China from May 2002 to present; teacher at Beijing Shougang Steel Mechanics Institute from September 1994 to April 2002.

Officer and Director of American Metal Technology (Lang Fang) Co., Ltd.
-----------------------------------------------------------------------

Currently, Mr. Chen serves as the chairman and a director of AMLF. Xin Yan Yuan serves as a director.


Committees of the Board of Directors
------------------------------------

As of November 1, 2004, the Board of Directors of the Company had no standing board committees.


Dependence on Key Personnel
---------------------------

Our future success is heavily dependent upon the continued service of our key executives and other key employees. In particular, we rely on the expertise and experience of Mr. Chen Gao and Ms. Xin Yan Yuan, our founder and director, controlling shareholders and executive officers in our business operations. We rely on their personal relationships with our other significant shareholders, employees, and the relevant regulatory authorities. We also rely on a number of key engineering and technology officers and staff for the development and operation of our metal fabrication business.

If one or more of our key personnel are unable or unwilling to continue in their present positions, we may not be able to easily replace them and may incur additional expenses to recruit and train new personnel. Our business operations could be severely disrupted, and our financial condition and results of operations could be materially and adversely affected. Furthermore, since our industry is characterized by intense competition for talent, we may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future. We cannot assure you that we will be able to attract or retain the key personnel that we will need to achieve our business objectives. Furthermore, we do not maintain key-man life insurance for any of our key personnel.


                             EXECUTIVE COMPENSATION

The following table sets forth certain summary information concerning the compensation paid or accrued since inception of AMTG to our officers and directors.

                                    Annual Compensation           Long term compensation
                                    -------------------           ----------------------
                                                               Awards      Awards      Payouts
                                                               ------      ------      -------
                                               Other         Restricted  Securities
Name and                                       Annual        Stock       Options   LTIP    All other
Principal Position   Year Salary($)  Bonus($)  Compensation  Awards      /SARs     payout  compensation
-------------------------------------------------------------------------------------------------------
Chen Gao             2004  5,480     -1,000-       -0-         -0-           -0-     -0-        -0-
President            2003  5,480     -1,000-       -0-         -0-           -0-     -0-        -0-



                                       22

Director             2002  5,402         -0-       -0-         -0-           -0-     -0-        -0-
Treasurer
Chairman of BJTY
Chairman of AMLF

Xin Yan Yuan         2004  1,169        -0-        -0-         -0-           -0-     -0-        -0-
Director             2003  1,169        -0-        -0-         -0-           -0-     -0-        -0-
Director of BJTY     2002   974         -0-        -0-         -0-           -0-     -0-        -0-
Director of AMLF

Richard Lui          2004   -0-         -0-        -0-         -0-           -0-     -0-        -0-
Chairman             2003   -0-         -0-        -0-         -0-           -0-     -0-        -0-
                     2002   -0-         -0-        -0-         -0-           -0-     -0-        -0-

Monica Ding          2004   -0-         -0-        -0-         -0-           -0-     -0-        -0-
Secretary            2003   -0-         -0-        -0-         -0-           -0-     -0-        -0-
                     2002   -0-         -0-        -0-         -0-           -0-     -0-        -0-


Officers of BJTY
----------------

Xiao Jie Guo         2004   -0-         -0-        -0-         -0-           -0-     -0-        -0-
Director of BJTY     2003   -0-         -0-        -0-         -0-           -0-     -0-        -0-
                     2002   -0-         -0-        -0-         -0-           -0-     -0-        -0-

Zhong Min Li         2004  -731-        -0-        -0-         -0-           -0-     -0-        -0-
CFO, Finance         2003  -731-        -0-        -0-         -0-           -0-     -0-        -0-
Accounting Dept      2002  -609-        -0-        -0-         -0-           -0-     -0-        -0-
Manager

Jun Li               2004  -731-        -0-        -0-         -0-           -0-     -0-        -0-
Sales Dept.          2003  -731-        -0-        -0-         -0-           -0-     -0-        -0-
Manager              2002  -609-        -0-        -0-         -0-           -0-     -0-        -0-

Wei Li               2004  -731-        -0-        -0-         -0-           -0-     -0-        -0-
Technical Dept       2003  -731-        -0-        -0-         -0-           -0-     -0-        -0-
Manager              2002  -609-        -0-        -0-         -0-           -0-     -0-        -0-

Han Zhang            2004  -731-        -0-        -0-         -0-           -0-     -0-        -0-
Production Dept      2003  -731-        -0-        -0-         -0-           -0-     -0-        -0-
Manager              2002  -609-        -0-        -0-         -0-           -0-     -0-        -0-

Yun Song He          2004  -658-        -0-        -0-         -0-           -0-     -0-        -0-
Chief Engineer       2003  -658-        -0-        -0-         -0-           -0-     -0-        -0-
                     2002  -548-        -0-        -0-         -0-           -0-     -0-        -0-

All salaries are paid for through BJTY. No salaries have been paid out, but are accruing. Accrued salaries bear no interest and repayable in due on demand.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT


The following table sets forth certain information about beneficial ownership of our common stock, upon distribution pursuant to this prospectus, to each officer and director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and directors as a group.

Title of Class      Name and Address          Amount and Nature       Percent of
                    Of Beneficial Owner       of Beneficial Owner     Class
--------------      -------------------       -------------------     ----------

Common              Chen Gao(2)               2,036,075 (1)            20.36%

Common              Xin Yan Yuan(3)           1,540,813 (1)            15.41%

Common              Richard Lui(4)               50,000                0.05%

Common              Monica Ding(5)            -0-                      -0-

Common              Xiao Jie Guo(6)           528,279 (1)              5.28%

Common              Zhong Min Li(7)           55,029  (1)              0.55%

Common              Jun Li(8)                 16,509   (1)             0.16%

Common              Wei Li   (9)              55,029   (1)             0.55%

Common              Han Zhang(10)             11,006   (1)             0.11%

Common              Yun Song He(11)           -0-                      -0-

Common              Zhen Bang Song            550,290 (1)              5.5%

Common              Officers/Directors/
                    Management as a Group     4,292,740                42.93%

(1)  Number of shares to be owned following the dividend distribution.
(2) President, Director, Treasurer of AMTG. Chairman and Director of BJTY and AMLF.
(3)  Director of AMTG. Vice Chairman and Director of BJTY.
(4)  Director/Chairman of AMTG.
(5)  Secretary of AMTG.
(6)  Director of BJTY
(7)  CFO of BJTY, Manager of Finance and Accounting Department of BJTY
(8)  Manager of Sales Department of BJTY
(9)  Manager of Technical Department of BJTY
(10) Manager of Production Department of BJTY
(11) Chief engineer of BJTY

Currently, there are no employment agreements between any members of management and AMTG or any of its subsidiaries.



                            DESCRIPTION OF SECURITIES



General
-------
We currently have 20,000,000 shares of common stock, $.001 par value per share, authorized. Currently, we have 10,000,000 shares of common stock issued. There are no preferred shares authorized.


Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Holders of preferred stock do not have voting rights until shares of preferred stock are converted into shares of our common stock. Under our Articles of Incorporation, voting rights are non-cumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors.

Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the Company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation after all creditors and holders, if any, of stock with a liquidation preference have been paid in full. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

Dividends
---------
To date, we have not declared or paid any dividends on our common stock. The payment by us of dividends, if any, is within the discretion of the Board of Directors and will depend on our earnings, if any, our capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in our business operations.

Nevada Anti-Takeover Law Provisions
-----------------------------------
Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the Articles of Incorporation or Bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent
--------------

We have retained First American Stock Transfer, Inc. to serve as our transfer agent. The telephone number of First American Stock Transfer is (602)-485-1346 and their facsimile number is (602)-788-0423. The website for First American Stock Transfer is: http://www.firstamericanstock.com. Their mailing address is as follows:

First American Stock Transfer, Inc.
706 East Bell Road
Suite # 202
Phoenix, Az. 85022


OUR BUSINESS

History and Development (Organization within Last 5 Years)


American Metal Technology Group ("AMTG", "We", "Us", "Our" or the "Company") was incorporated on January 13, 2004 under the laws of the state of Nevada. On June 1, 2004, the Company acquired 80% ownership of Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY"), a manufacturer of precision investment casting products in the People's Republic of China ("China"). (See Exhibit 10.1) On August 2, 2004, the Company incorporated a wholly owned subsidiary, American Metal Technology (Lang Fang) Co., Ltd., ("AMLF") in Lang Fang, Hebei, China for the purpose of expanding its production capacity. On August 8, 2004, the Company via its wholly owned subsidiary AMLF acquired the remaining 20% ownership of BJTY. (See Exhibit 10.2) On November 12, 2004, the Company increased its authorized common shares from 10,000 shares to 20,000,000 shares and effected a forward split of all the outstanding shares of common stock on a 1,000 for 1 basis.

BJTY was incorporated on December 11, 2001 as a joint venture limited company by Beijing Sande Technology (Holding) Co., Ltd. ("BST"), 80% and Beijing Sande Shang Mao Co., Ltd. ("BSS"), 20%. BST is a beverage equipment maker in China and has long term business relationships with several mid to large size companies in Europe. Both BST and BSS produce complementary products, which enabled the Company's steady growth and expansion.

Our principal executive office is located at 600 Wilshire Blvd., Suite 1253, Los Angeles, CA 90017. We currently maintain a web site at http://www.amtg-usa.com. Any information displayed on our website is not part of this prospectus.


Organization Chart

                                 American Metal
                                Technology Group
                              A Nevada Corporation
                                    :
                :-- 100% ----------------------- 80%---:
                v                                      v
American Metal Technology                       Beijing Tong Yuan Heng
(Lang Fang) Co., Ltd.     --------- 20% ------> Feng Technology Co., Ltd.
A Chinese Foreign Direct                        A Chinese Limited Company
Investment Company


Our Business
------------


American Metal Technology Group, a Nevada corporation, through our wholly owned subsidiaries Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd., ("AMLF").is in the business of manufacturing and sales of precision investment casting and metal fabrication products in the People's Republic of China ("China"). Our production facilities allow us to manufacture precision investment casting and machined products, including valves, pipe fittings, regulators, dispensers and other equipment parts based upon blueprints supplied to us by our customers. We use a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, monel alloy, hastelloy alloy, and other various types of alloys. We manufacture our products through a process called "Investment Casting Process", also called the "lost wax process" and through a process called "CNC Machining Process".

The Manufacturing Process
-------------------------

Overview of the Investment Casting Process

Investment casting, often called lost wax casting, is regarded as a precision casting process to fabricate near-net-shaped metal parts that could readily be put into their final form. The investment process can be performed from a variety of metal alloy such as stainless steels, carbon alloy steels, tool alloys, monel alloys, hastelly c alloys, nickel base alloys, cobalt base alloys, aluminum alloys and brass alloys. Although its history lies to a great extent in the production of art items such as statues, jewelry and etc., the most common use of investment casting in more recent history has been the production of components requiring complex, often thin-wall castings.

The investment casting process begins with the injection of high temperature melted wax into a ceramic shell mold to form a pattern. The formed pattern is with the same basic geometrical shape and dimension as the finished metal cast part. Because the pattern is made of wax, it can be melted away very easily. Once a wax pattern is produced, it is then dipped in a mixture of ceramic slurry. Then, it is covered with a sand stucco and allowed to dry. The dipping and stuccoing process is repeated until a shell of 6 to 8 mm (1/4 to 3/8 in) is formed.

Once the ceramic has dried, the entire assembly is placed in a steam autoclave to remove most of the wax. A steam autoclave is a piece of equipment that can produce pressurized high temperature steam in a closed chamber for melting wax. After autoclaving, the remaining amount of wax that soaked into the ceramic shell is burned out in a furnace. At this point, all of the residual wax pattern and material is removed, and the ceramic mold remains. The mold is then preheated to a specific temperature and filled with molten metal, creating the metal casting. Once the metal casting has cooled and set, the mold shell is removed away from the casting. At this point, the investment metal casting process is completed. Depending on the specific design requirements, some machining may be performed to bring the castings to their precise final form.

Overview of the CNC Machining Process

CNC stands for computer numerical control. CNC Machining is the process by which material is removed from a work-piece with Computer Numerical Control ("CNC") equipment that cuts away unwanted material. The CNC machining process is a versatile system that allows you to control the motion of tools and parts through computer programs that use numeric data. Machining is possible on virtually any material. Parts are machined directly from your 3D CAD models. 3D CAD (computer-aided design) refers to the use of computer systems to design detailed three-dimensional models of physical objects, such as mechanical parts, buildings, and molecules.

The most common CNC machines found in the machine shop include machining centers (mills) and turning centers (lathes). CNC machining center is a numerically controlled computer mill that cuts metal with a multiple-tooth cutting tool called a milling cutter. The work-piece is fastened to the milling machine table and is fed against the revolving milling cutter. The work-piece can be fed to the milling cutter either horizontally or vertically. The milling cutters can have cutting teeth on the edge or sides or both. The cutting teeth can be straight or spiral. CNC turning center is a computer numerically controlled lathe with the capability to hold a number of cutting tools. The CNC turning center is designed to remove metal by moving cutting tools against a rotating work-piece. The work-piece is rotated around its axis and a cutting tool is fed parallel to the axis to create a cylinder or at right angles to the axis to create a face. The rotating work-piece can be either parallel or vertical to the floor.

Industry
--------

Everyday tasks such as dialing on the telephone, turning on a light, starting an automobile, or using a computer would not be possible without metal casting components. Telephone equipment parts, the steel plate in light switches, automobile starters and many other automobile parts, metal hinges on desktop computers, or door handles, knots and taps, dispensers and regulators etc., are all made by using the investment casting process. The metal casting industry has been integral to the U.S. economic growth and has helped the U.S. to become the world benchmark in fields such as manufacturing, science, medicine, and aerospace. Nearly all manufactured goods and capital equipments contain one or more of the cast components or rely on casting components for their manufacturing. The metal casting industry produces both simple and complex components of unlimited variety, whether they are produced once as a prototype or thousands of times for use in a manufactured product. In addition to producing components of larger products, foundries may also do machining, assembling, and coating of the castings. Major end-use applications for castings include automobiles and trucks, farm and construction equipment, railroads, pipes and fittings, valves, and engines.


The basic metals casting process consists of pouring or injecting molten metal into a mold or a die containing a cavity of the desired shape. The most commonly used method for small and medium-sized castings is green sand molding, accounting for approximately 60 percent of castings produced. Other methods include die casting, shell molding, permanent molding, investment casting, lost foam casting, and squeeze casting. Markets for metal castings are increasingly competitive and casting customers are placing greater emphasis on high-quality, competitively priced castings. There is increasing demand for lighter-weight, high-strength ferrous and nonferrous cast metal components and castings that meet demanding design specifications. Casting processes must continually evolve and improve to remain competitive in today's marketplace.


Management believes there is significant room for expansion for AMTG and our subsidiaries in the metal casting and metal fabrication industry worldwide. We are in a multi-billion dollar metal casting industry. At least ninety percent of all manufactured goods contain one or more cast metal components. Metal castings components are integral in the U.S. transportation, energy, aerospace, manufacturing, and national defense. Source: MetalCasting - Industry of the Future 2002 Annual Report by U.S. Department of Energy, Energy Efficiency and Renewable Energy.

China's rapid emergence as a dominant economic superpower has radically changed the competitive balance and cost structure across all manufacturing industries, including the precision machined parts manufacturing. In 2001, the U.S. dropped to second in the world in ferrous casting production (Share of Tonnage Produced) with 16% of the world market, while China leads the world in ferrous casting production with 24% of the world market. In 2000 and 2001, China experienced a 10% and 7% growth in ferrous casting shipments respectively while the U.S. experienced nearly a 10% decline in casting shipments in 2001. Other major producers of ferrous castings are Russia, Germany, Japan, and India. Source: MetalCasting - Industry of the Future 2002 Annual Report by U.S. Department of Energy, Energy Efficiency and Renewable Energy.



Beijing Tong Yuan Heng Feng Technology Co., Ltd.
------------------------------------------------


Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") was incorporated on December 11, 2001 with its principal place of business in Beijing, China. Since its organization, BJTY has been a manufacturer of precision metal parts for original equipment manufacturers ("OEMs"). BJTY is a manufacturer of high precision metal parts in China with a current focus on components for food and beverage equipment. BJTY is headquartered at No. 15 Shixing Street, Shijingshan Badachu Hi-Tech Park, Beijing, China and leases this 14,004 square feet manufacturing complex from Beijing Sande Technology (Holding) Co., Ltd., a related corporation. See Certain Relationships and Related Transaction section for more information.

BJTY owns and operates precision equipments with a monthly production capacity of seventy-one (71) tons and an annual capacity of eight hundred and fifty (850) tons. For the last three fiscal years, we increased our production capacity from an annual capacity of 256 tons in 2002 to 850 tons as of the date of this report by continuous purchase of CNC Lathes from the Yamazaki Mazak Corporation. In each of last three fiscal years, we have produced and sold 348 tons for fiscal 2002 (29 tons per month), 360 tons for fiscal 2003 (30 tons per month), and 636 tons for fiscal 2004 (53 tons per month). BJTY owns and operates 26 units of Quick Turn 200C Mazak CNC Turning Centers ("Quick Turn 200C lathes"), of which 4 units were purchased in January 2005. The Quick Turn 200C lathes are manufactured by Yamazaki Mazak Corporation, a machine tool maker in Japan, which is a global manufacturer of CNC machine tools with operations in Japan, the US, England, and Singapore. According to Mazak, the Quick Turn 200C lathes are flat-bed two axis lathes, designed for ease of operation. They use the popular controller for faster programming and increased operating efficiency. Standard features include the automatic tool measuring and the fully programmable tailstock. The maximum machining diameter of the work-piece is 340mm. The spindle speed can be adjusted from 40 to 4000 rpm. This machine produces precision up to 0.01mm(0.0003937 inch), which is the type of precision machinery used mainly in the aerospace, medical and defense industry. Typically, a linear tolerance of 0.005 inch per inch is standard for investment casting.

As well as the state of the art facility, BJTY also possesses a dedicated management team with fifty years of combined experience in the casting and metal fabrication industries. There are thirty-seven (37) well trained professionals and skilled technicians among our eighty (80) total employees. Twenty six (26) employees are college graduates or have received other higher education. Furthermore, thirty seven (37) of our employees have multiple years experience in the investment casting industry. According to the audited financial statements for the fiscal year ended on December 31, 2003, BJTY had audited total revenue of $2,483,006 with a net profit of $475,407. This is a 22 % increase in revenue and a 27 % increase in net income as compared with fiscal year 2002.



Organization Chart

                                      President

Administration  Human Resource  Finance and  Technical   Sales       Production
Department      Department      Accounting   Department  Department  Department
                                Department


American Metal Technology (Lang Fang) Co., Ltd.
-----------------------------------------------


American Metal Technology (Lang Fang) Co., Ltd., ("AMLF") was incorporated as a wholly owned subsidiary by AMTG on August 2, 2004 in Lang Fang city, Heibei, China. AMLF was formed to expand the production and operation of BJTY. Following the incorporation, AMLF had purchased the rights to use a total area of 30,291.3 square meters (approximately 326,053 square feet) of land from the Chinese government. The land is located at east side of Meison street and north of Lang Fang development zone garden in Lang Fang, Heibei, China. The term of the land-use-rights is fifty (50) years from September 1, 2004 to September 1, 2054. The land is semi-developed in terms of readied access to supplies of water, electricity, heat, natural gas and internet connections. This land-use-right was purchased for $547,841 (approximately $548,756).
(See Exhibit 10.3 and Balance Sheets as of September 30, 2004)

We plan to build a new metal casting and metal fabrication facility in two construction phases. According to our plan, the new facility will have a monthly production capacity of one hundred (100) tons and an annual output of twelve hundred (1,200) tons upon completion of both construction phases. To achieve this capacity, we plan to equip this facility primarily with Quick Turn 200C Mazak CNC Turning Centers. The initial construction phase is estimated to begin in March 2005 and complete in June 2005.


Our Products
------------

We are capable of manufacturing equipment parts and components up to 35kg and 300mm in diameter or length with our existing equipments. Our products are custom-made to each customer's specification. Our production cycle begins with the acceptance of blue-prints with detail drawings, specification of materials, and precision levels of the parts to be produced from the customer (existing or new). For any new customer, we would first estimate a price based on the blueprint, the order quantity, and the cost of raw materials. If the new customer accepts our quotation, we will produce samples of the parts for customer inspection. Upon customer satisfaction, we begin the actual production of the parts ordered. Once we complete the production cycle (mainly the investment casting process and/or the CNC machining process), we deliver the final products directly to the customers. Currently, we have only accepted job orders from two main customers, Beijing Sande Shang Mao Co., Ltd. ("BSS") and Beijing Mai Ke Luo Machinery Co., Ltd. ("BMKL"). Both of these companies are in the business of manufacturer and sales of food and beverage equipments.

The customer orders we receive are mainly for parts and components for CO2 regulators and dispensers for food and beverage equipments which is estimated to constitute 80% of our gross revenue; CO2 regulators generate approximately 50% our revenues and dispensers approximately 30%. The remaining 20% of revenues come from various other beverage equipment parts we are asked to produce from time to time. A dispenser releases liquids from a container in a controlled manner.(i.e. from beer or soda kegs) We produce three types of dispensers, Wall type, Flat type and Party-use, Wall Type Dispensers are used in conjunction with a walk-in cooler system, which stores tubes connected with liquid containers mounted directly through a wall. The beverages are dispensed at the same temperature as it is stored in the walk-in. These dispensers are available with a tin/nickel plated brass body or stainless steel body. . Flat Type Dispensers are the standard form of dispensers for general purpose with slide-on engagement and safe attach-on options for regular liquid containers. These dispensers are manufactured in stainless steel. Party Type Dispensers include dispenser heads, fonts and taps and can be used with or without a CO2 regulator. These types of dispensers can be attached directly to a small beverage container (kegs) that are generally used at special functions, parties, and at home. All of our dispensers are equipped with automatic shut-off function for maximum user safety. The CO2 regulator controls dispensing pressure, which enables user to draw liquids from a container while carbonating the liquid instantly. A relief valve is built into the regulator body for safety. The gas outlet contains a shutoff valve, which allows the user to instantly turn off the pressure to the liquid container, and a check valve, which prevents liquid from entering the gas lines. Our dispensers are generally sold and marketed to bars and restaurants by our customers.

As of the date of this report, primarily all of our sales revenues are from two related customers, whom are also related parties. This dependence on a limited amount of customers places us a financial risk. Should we loose one or both of these customers without finding a new customer base, we may not have sufficient revenues to continue operations. We hope to seek out a new customer base to lessen the dependence on such a small amount of customers.

Although our manufacturing activities have been limited to the production of beverage equipment parts thus far, we are currently capable of producing other metal parts without additional effort or expense. At this time, it is our plan to seek out additional customers and market our services to other industries.


Raw Materials and Suppliers
---------------------------

The raw materials used in our current productions are stainless steel, carbon steel, copper, aluminum and other types of alloys. We have established long-term relationships with our key suppliers, which have resulted in timely delivery. Yet, there are numerous alternative supply sources in case any of the current preferred suppliers were to go out of business or change their pricing structure.

Our major suppliers are listed in the following table:

Name of Supplier                                Location                         Type of Raw Material
----------------                                --------                         --------------------
Zhejiang Yong Shang Stainless Steel Co., Ltd.   Wenzhou city, Zhejiang, China    Stainless Steel Tubs
Shanghai Baihe HuaXinli Special Steel           Shanghai, China                  Stainless Steel Sticks
Manufacturer Co., Ltd.
Beijing Shun Long Guang Da Stainless Steel      Beijing, China                   Stainless Steel Sticks
Products Co., Ltd.
Luoyang Copper Processing Group Co., Ltd.       Henan, China                     Cooper Sticks
Xinan Aluminum (Group) Co., Ltd.                Chongqing, China                 Aluminum


Our Strategies
--------------


Our goal is to become a premier supplier of precision metal casting products in China. We are committed to the development of new manufacturing techniques, and to bring new and technological advanced metal fabricated products to the global market. Management believes that our future growth and profitability depend on our ability to maintain product quality, control production costs, increase production capacity, improve our marketing and distribution channels, increase product offerings, and to effectively react to market changes.



Capitalize on our cost structure and logistical advantages:


Our business objectives are to maintain current growth rate while expanding customer base both domestically and to the international market. When introducing our products and services to the international market, we hope to take advantage of the low overhead costs and inexpensive labor available in China based upon the location of our principal manufacturing facility in Beijing, and our future facilities in Hebei, China. In the event we are successful in attracting foreign customers, the close proximity of our factory complex to the Tianjin sea port, one of the main seaports in China, should provide us convenient transportation of our products to those foreign customers.

There are, however, limitations in having all our manufacturing facility in China. There would be additional shipping, handling, and possible tariff costs associate with potential overseas customers. This may make finding international clients difficult as it would increase their overall costs.


Capitalize on, and leverage our manufacturing strength:


Our goal is to focus on manufacturing value-added products for larger customers in China as well as developing markets overseas. In addition, as U.S. and European companies continue to establish more of their manufacturing facilities in China, we will seek to provide precision metal components to these new companies. According to the CRS Issue of Brief for Congress on China's Economic Conditions updated May 21, 2003, China's trade and investment reforms and incentives led to a surge in foreign direct investment (FDI), which has been a major source of China's capital growth. Annual utilized FDI in China grew from $636 million in 1983 to nearly $53 billion in 2002. It is estimated that there are over 420,000 foreign-funded enterprises in China, with a cumulative level of FDI of $448 billion. FDI in China in 2002 grew by nearly 13%, an impressive figure considering that worldwide FDI in developing countries fell by over 25%, according to the United Nations Conference on Trade and Development. Analysts predict that FDI will continue to pour into China as investment barriers are reduced under China's WTO commitments and Chinese demand for imports continue to increase. The United Nations estimates that in 2002, China replaced the United States as the world's largest recipient of FDI. The Chinese government predicts that FDI will reach over $100 billion by 2006. See "CRS Issue Brief for Congress
- China's Economic Conditions" Updated May 21, 2003 in regards to increase of U.S and European Companies in China.


Change our product line in response to market demand:

Our strategy is to respond to changes in market conditions by changing product lines respectively. Management believes the demand market is changing rapidly. In order for us to capture the most profitable products in the future, we plan to setup a professional market intelligence team to monitor and respond to market changes and reported to the management on a timely basis.

Maintain high product quality:


Management believes that identifying each customer's needs and efficiently addressing its needs are vital to maintaining a competitive advantage to the success of the business. Management believes that our commitment to services levels and attention to detail and quality has the effect of providing customers with a sense of confidence and security that their product requirements will be met and their products will be delivered on time.

The factory complex in Beijing, China, at which we conducted all of our manufacturing operations, was designed paying particular attention to factory layout, cleanliness, incoming material control, in-process quality control, finished goods quality control and final quality examination.

Expansion by strategic merger and acquisition:


We believe that we have an opportunity to enhance our business development by acquiring other businesses that can complement our current business or that we believe may benefit us in terms of additional product lines or advanced technology, and by entering into strategic joint ventures with selected industry players. We will be looking for similar casting companies that either manufacturers larger parts in comparison to our existing ability, such as larger automobile parts, or companies that would increase our production capacity or expand our customer base. We will also consider companies that are up-stream from us, such as stainless steel aluminum processing companies, or companies down-stream from us, such as food and beverage equipment manufacturers or other equipment manufacturers.

At this time, we plan on using cash (assuming either our future working capital allows or we are able to obtain capital from debt or equity financing either in the US or in China), or through the issuance of equity to make these acquisitions. At this time, have not done any research on the possibility of obtaining additional capital, and we don't have any existing viable source of cash to make these acquisitions.

Should we be successful in making acquisitions, we may establish additional sales and marketing, an increase in research and development, and the expansion of our manufacturing facilities. This strategy is driven in part by the continued growth and consolidation of the metal fabrication industry in China. We will seek businesses that are strategically positioned to diversify or enhance our customer base, product breadth and geographic coverage.


Potential Acquisitions
----------------------


We intend to evaluate various potential acquisitions of companies and facilities in order to expand the scope of our operations and accelerate our growth. Specifically, we intend to evaluate the acquisition of companies or facilities that are either up-stream, such as stainless steel, aluminum processing companies, or down-stream from us, such as food and beverage equipment manufacturer or other equipment manufacturers. We have no definitive agreements with respect to potential acquisitions and there is no assurance that we will be successful in our efforts to make any such acquisitions.

Competition
-----------


The metal casting industry is highly competitive in China. According to the Perspective of China's Foundry Industry report of 1998, there were approximately 24,000 metal foundries and metal casting manufacturers in China, differing widely either in technology level or in production scale. We also compete with many international companies. There are an estimated 2,950 metal casting companies in the United States as of year 2002. Source: MetalCasting - Industry of the Future 2002 Annual Report by U.S. Department of Energy, Energy Efficiency and Renewable Energy.

An example of one of our Chinese competitors is Beijing Hithertop Precision Casting Co., Ltd. ("Hithertop"), with $14.5 million in sales,. Hithertop is a privately owned high-tech export-oriented metal casting manufacturer. It occupies a total plant area of 53,000m2. Hithertop is located in South-east suburb of Beijing, 35km southeast off the Beijing International Airport and 75km northwest of Tianjin International Seaport. Other than competing on the same geographical area in the city of Beijing, Hitherop is competing with our metal casting parts in the Food and Beverage industry as well as metal casting components in other industries. .

An example of one of our foreign competitors is Timken Company ("Timken") a U.S based Corporation, which is a leading global manufacturer of engineered metal parts and a provider of related products and services with operations in 27 countries. The company reported record sales of $4.5 billion in 2004 and employed approximately 26,000 at year-end. Timken has been competing with us in China through its subsidiaries in Yantai and Wuxi, China. According to Timken's 2003 annual report, it is building up another plant in Suzhou, China. As a result, our competitive advantage on low labor cost structure in China over foreign competitors may be significantly diminished by Timken's presence in Yantai, Wuxi and Suzhou. Timken also have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those we possess.


Risks Associated With Doing Business in the Peoples Republic of China
---------------------------------------------------------------------

During the past few years, relations between the U.S. and China have been tense as a result of numerous events, including China's opposition to the U.S. war in Iraq in 2003, the strained relations between the U.S. and North Korea, the bombing by NATO forces of the Chinese embassy in Belgrade, the U.S. Navy patrol aircraft that was forced to make an emergency landing on Hainan Island in China in April 2001, allegations by the U.S. that certain thermonuclear military technology of the U.S. has been stolen by Chinese spies, the continuous support of Taiwan arm sales by the U.S., and the continuous allegations by the U.S. of human rights abuses in China. In addition, the U.S. and China have recently been involved in controversies over the protection in China of intellectual property rights that threatened a trade war between the countries. These strains on U.S./China relations could affect the ability of companies operating in China, such as us, from engaging in business with, or selling to the U.S. companies. Any disruption of the current trade relations with the U.S. could have a material adverse effect on our business. No assurance can be given that these and any other future controversies will not change the status quo involving peaceful trade relations between the U.S. and China, or that our business and operations in China will not be materially and adversely affected. Even if trade relations between the U.S. and China are not affected by political difficulties between the two countries, such political friction could adversely affect the prevailing market price for our common shares.

We may also be affected by cyclical trends and other shortages in labor supply in China. For approximately two months each year, there are labor shortages in China as a result of the Chinese New Year. There is also a large turnover of employees in China each year, particularly following the Chinese New Year holiday. We have not experienced a labor shortage in the past as a result of road and weather conditions and natural disasters. However, we cannot guarantee that any future changes in road and weather conditions or natural disasters will not have material adverse effect on our business operations, financial condition and results of operations.

Furthermore, the Asian financial markets have experienced significant turmoil over the past few years with significant currency fluctuations, stock market volatility and instability at banking and financial institutions, major corporations and foreign governments. These factors could result in changes in the relative value of the currencies of Asian countries, which could affect the Company's financial condition and competitiveness. The depreciation of the currencies of other South East Asian countries has made these markets more competitive to China for manufacturing. We believe these countries will continue to compete strongly with China for manufacturing business in the future. The consequences of any of these factors may restrict our ability to operate in China and decrease the profitability of our operations in the region.

During December 2002 to July 2003, Severe Acute Respiratory Syndrome ("SARS") has become a major worldwide health threat. SARS is believed to have originated in China and, to date, most SARS infections and deaths have occurred in China. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in Guangdong province of the PRC, in January 2004. Because SARS appears to be a highly contagious disease, a number of countries and health organizations, including the World Health Organization, have strongly advising people to avoid traveling to Hong Kong or mainland China. Our offices and facilities are located in China. In addition to travel bans, some countries and businesses have discussed limiting their contacts, including their business relations, with these areas. To date, we have not had an occurrence of SARS with any of our employees. No assurance can, however, be given that SARS will not affect our workers. Any incident of SARS with any of our employees could severely affect our operations and financial condition. To date, the principal effect of SARS on us has been a reduction of personal contacts with our customers and clients who have deferred visits to our offices and facilities within China.

This decrease in customer contact, and a similar decrease in customer attendance at trade and marketing shows, may, however, have a negative effect on future orders for our products and services. We have not, to date, noticed any decrease in orders from our customers and no customer has indicated that they would terminate or reduce its relations with us as a result of the outbreak of SARS. However, since SARS is a relatively recently discovered disease, its effects, contagiousness, and other characteristics are still not fully understood. Any recurrence of the SARS outbreak or a development of a similar health hazard in China may impact our relationship with international customers and may further reduce their business with us by shifting their manufacturing needs to manufacturers located outside of China or by purchasing products manufactured outside of China. Any such future shift of work orders or product purchases from us to companies based in countries that are not so affected by SARS would have a material adverse effect on our operations and financial condition.

The majority of our revenues are denominated in Renminbi, while a portion of our expenditures are denominated in foreign currencies, primarily the U.S. dollar. Fluctuations in exchange rates, primarily those involving the U.S. dollar may affect our costs and operating margins. In addition, these fluctuations could result in exchange losses and increased costs in Renminbi terms. Should we enter into such merger, acquisition or strategic joint ventures with any company domiciled in the United States, our future revenue will be further affected. Currently, there are very limited currency hedging methods available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any currency hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into U.S. dollars.


Government Regulation and Environmental Matters
-----------------------------------------------

Environmental Matters

China adopted its Environmental Protection Law in 1989, and the State Council and the State Environmental Protection Agency promulgate regulations as required from time to time. The Environmental Protection Law addresses issues relating to environmental quality, waste disposal and emissions, including air, water and noise emissions. Environmental regulations have not had a material impact on our results of operations. Our current production does not produce waste that requires to be delivered to a waste disposal site approved by the local government. We have not incurred any related cost. However, we expect that environmental standards and their enforcement in China will, as in many other countries, become more stringent over time, especially as technical advances make achievement of higher standards more feasible.

PRC's Legal System
------------------

The legal system of PRC is new, unclear and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. PRC does not have a comprehensive system of laws, and the existing regional and local laws are often in conflict and subject to inconsistent interpretation, implementation and enforcement. New laws and changes to existing laws occur quickly and sometimes unpredictably. As is the case with all businesses operating in China, we are often required to comply with informal laws and trade practices imposed by local and regional government administrators. Local taxes and other charges are levied depending on the local needs for tax revenues and may not be predictable or evenly applied. These local and regional taxes/charges and governmentally imposed business practices often affect our cost of doing business and require us to constantly modify our business methods to both comply with these local rules and to lessen the financial impact and operational interference of such policies. In addition, it is often extremely burdensome for businesses to comply with some of the local and regional laws and regulations. As a result, with the knowledge and tacit approval of the local and regional agencies, most businesses fail to fully comply with certain of these more burdensome laws and regulations. No assurance can, however, be given that the local and regional agencies will not suddenly commence enforcing these rules, thereby increasing the burden on us and the other businesses operating in the region.

We have, to date, been able to operate within these changing administratively imposed business practices and have otherwise been able to comply with the informal enforcement rules of the various administrative agencies. Furthermore, we have retained legal counsel in the PRC to assist us in maintaining compliance. There can be no assurance, however, that we will be able to maintain compliance in the future. Should the local or regional governments or administrators impose new practices or levies that we cannot effectively respond to, or should the administrators suddenly commence enforcing those rules that they have not previously enforced, our operations and financial condition could be materially and adversely impacted. Our ability to appeal many of the local and regionally imposed law and regulations is limited, and we may not be able to seek adequate redress for laws that materially damage its business. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law do exists in China, it may not be possible to obtain swift and equitable enforcement of that law.


Legal Proceedings
-----------------

There are presently no legal proceedings pending against the Company.

Description of Property
-----------------------

Our executive office is located in Los Angeles, California and consists of approximately 500 square feet, which we lease on a month to month basis.

BJTY currently leases a 14,004 square feet factory facility from a related party. The current lease agreement has a term of one year from July 16, 2004 to July 15, 2005 for a total rental fee of $51,849, which includes rent of $45,251 per annum ($3770 per month), management fee of $1884 per annum ($157 per month) and heat supply fee of $4,714 for the winter season. The factory is located at No. 15 Shixing Street, Shijingshan Badachu, High-Tech Park, Beijing, China. A copy of the lease is hereby attached as Exhibit 10.4 to this prospectus.


AMLF has land use rights to a total area of 30,291.3 square meters (approximately 326,053 square feet) of land from the Chinese government. The land is located at east side of Meison street and north of Lang Fang development zone garden in Lang Fang, Heibei, China. The term of the land-use-rights is fifty (50) years from September 1, 2004 to September 1, 2054. The land is semi-developed in terms of readied access to supplies of water, electricity, heat, natural gas and internet connections. (See Exhibit 10.3)



Employees
---------

The Company currently has two part time employees in our Los Angeles office and eighty full time employees with our wholly owned subsidiary, Beijing Tong Yuan Heng Feng Technology Co., Ltd.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

--------------------------------------------------------------------------------
This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and events could differ materially from those projected, anticipated, or implicit, in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this report. With the exception of historical matters, the matters discussed herein are forward looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, the date of introduction or completion of our products, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements.
--------------------------------------------------------------------------------

         The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in this report.

Business Overview and Plan of Operations
----------------------------------------

American Metal Technology Group, a Nevada corporation, ("AMTG", "We", "Us", "Our" or the "Company") via its subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd., ("AMLF") is in the business of manufacturing and sales of precision investment casting and metal fabrication products in the People's Republic of China ("China"). Our production involves implementation of investment casting and machining process to produce precision equipment parts and components, including dispenser, regulators, valves, pipe fittings, etc. The Company uses a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, monel alloy, hastelloy alloy, and other various types of alloys.


We were incorporated on January 13, 2004 under the laws of the state of Nevada. Our principal executive office is located at 600 Wilshire Boulevard, Suite 1253, Los Angeles, CA 90017. In the next 12 months, we hope to expand and strengthen our operations through a number of proposed plans for our Company and subsidiaries.

Plan of Operations for American Metal Technology Group
------------------------------------------------------


In the next 12 months, we hope to build up an experienced, dedicated and seasoned management team in the United States to oversee the operations of our subsidiaries in China. We plan to interview and recruit accounting and operation management professionals who have experience in overseeing international operations, especially those who have experience with companies that have majority operations in China. We also plan to develop distribution channels for BJTY products in the United States, by contacting sales representatives for metal casting products, participation in related trade shows, and utilizing traditional and internet marketing to create exposure of our products and services. We also plan to target valuable venture opportunities in metal casting and fabrication industries, such as any opportunities to acquire or create strategic relationships with companies with similar production line in the United States. Furthermore, we plan to conduct equity based capital raising in the United States as well as offshore.


Plan of Operations for Beijing Tong Yuan Heng Feng Technology Co., Ltd.
-----------------------------------------------------------------------


Upon completion of the first phase of the AMLF factory, BJTY plans to move the current operation to the new factory. The initial phase of construction is planned to be completed by June, 2005. The lease agreement for BJTY's current operation facility expires on July 15, 2005. We will evaluate on the feasibility of moving BJTY's operation to the new factory by evaluating the construction progress of AMLF by May 2005. In the event the new factory is not likely to be completed on time, we plan to extend our current lease agreement with BST. Based on the lease agreement, it's likely that we will be able to extend the lease agreement. We believe we will be able to generate the necessary capital to implement this plan from our current cash flow.

Plan of Operations for American Metal Technology (LangFang) Co., Ltd.
---------------------------------------------------------------------


In the next 12 to 24 months, AMLF plans to build a manufacture facility in two phases. The initial phases shall include the construction and development of workshop and office space with a total area of 5,000 square meters (53,819 square feet), which we believe will be completed by October 2005. We estimate the capital requirement to complete the initial phase is $900,000. Based on our current research, we plan to initiate first phase of construction by following steps: 1) complete blue-prints which has been accomplished; 2) engaging a construction company by end of February, 2005, 3) began construction by March 2005; 4) complete initial phase by end of June 2005. Upon completion of the initial construction phase, we plan to install 14 units of Mazak CNC Turning Center, which will cost an estimated $680,000. Upon completion of this installation, we'll increase overall monthly capacity by 38.5 tons per month from these 14 units. By year end of 2006, we hope to complete phase two of the construction of this new facility. The second phase shall include the construction of a precision casting workshop of 6,000 square meters (64,583 square feet) with an estimated cost of $1 million dollars. Upon the completion of the second construction phase, we hope to install additional specialized equipments at an estimated cost of $600,000. This expansion plan will enable us to increase our production capacity, production volume and better fulfill market demand on our products. At this time, we do not have the capital to complete the proposed expansion. We plan to allocate initial funds from our current cash flow and to obtain additional capital through equity based financing or loans from local banks and financial institutions in China in order to fund the proposed expansion.



Results of Operations

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003.


For the nine months ended September 30, 2004, we reported a net income of $711,351 compared to a net income of $330,193 for the nine months ended September 30, 2003.


         Revenues. Our recurring revenues are generated principally from sales of regulators and dispensers for food and beverage equipments. Revenues in the nine months ended September 30, 2004 were $3.13 million, an increase of $1.33 million, or 74%, from $1.80 million for the nine months ended September 30, 2003. The increase was due to an increase in production capacity. Since January 2004, we have purchased eight units of the CNC Mazak Turning Center in addition to fourteen units of same type Mazak lathes in place as of year end 2003. This increased our production capacity from 448 tons to 720 tons per annum. Our revenues come from sales all of our manufactured products to two related corporations, Beijing Sande Shang Mao Co., Limited ("BSS") and Beijing Mai Ke Luo Machinery Co., Limited ("BMKL"). See Certain Relationships and Related Transactions section for more information.

         Cost of Sales. For the nine months ended September 30, 2004, the cost of sales was $2.39 million, an increase of $0.94 million, or 64.5%, from $1.45 million for the nine months ended September 30, 2003. The increase was due to an overall increase in revenue. However, the cost of sales as a percentage of revenue decreased from 80.48% for the nine months ended September 30, 2003 to 76.28% for the nine months ended September 30, 2004. The decrease in cost of sales as a percentage of revenue was caused by continuous effort of our management to effectively lower production cost by maximizing the usage of raw materials, as raw materials comprised 87% and 92% of cost of sales for the nine months ended September 30, 2004 and 2003 respectively. Our management has carefully and continuously inspected each production cycle in the investment casting and machining process. Based on this inspection, we were able to revise the design of wax mold in such a way that less materials was needed for producing the final product while remaining satisfactory to both our clients and our qualification standards. By doing so, we successfully lowered the consumption rate of raw materials.


         Depreciation, Depletion and Amortization. Depreciation, depletion and amortization for the nine months ended September 30, 2004 was $4,156, an increase of $924, or 39.88%, from $2,317 for the nine months ended September 30, 2003. The increase was due to the purchase of 8 additional machine units and the amortization of land use rights.

         General and Administrative Expenses. General and administrative expenses are the cost we incur in administering our normal day-to-day operations. General and administrative expenses for the nine months ended September 30, 2004 were $28,241, an increase of $11,645, or 71.74%, from $16,596 for the nine months ended September 30, 2003. The increase was due primarily on the increase in salaries paid to additional staff added to administrative functions which has increased from one staff in the nine months to September 30, 2003 to three staffs in the nine months to September 30, 2004. General and administrative expenses as a percentage of revenue decreased from 0.92% for the nine months ended September 30, 2003 to 0.9% for the nine months ended September 30, 2004. The General and Administrative Expenses have been less than 1% of revenue for both accounting periods.

         Gross Profit. Gross profit for the nine months ended September 30, 2004 was $742,975, an increase of $394,363, or 113%, from $348,612 for the nine months ended September 30, 2003. Gross profit expressed as a percentage of revenue increased from 19.32% for nine months ended September 30, 2003 to 23.72% for nine months ended September 30, 2004.


         Other Income Expense Other income for the nine months ended September 30, 2004 was $1,034, an increase of $484, or 88%, from $550 for the nine months ended September 30, 2003. Other income includes two items, interest income and currency transaction expense. The Company incurred a one time foreign currency exchange loss of $261 in the nine months ended September 30, 2004 on the transfer of $600,000 loan by a related company to AMTG. See Certain Relationships and Related Party Transactions section for more information.

         Net Income. Net income for the nine months ended September 30, 2004 was $711,351, an increase of $381,158, or 115%, from $330,193 for the nine months ended September 30, 2003.


Fiscal Year December 31, 2003 Compared to Fiscal Year December 31, 2002.

For the fiscal year ended December 31, 2003, we reported a net income of $475,407 compared to a net income of $374,406 for the year ended December 31, 2002.

         Revenues. Our recurring revenues are generated principally from sales of regulators and dispensers for food and beverage equipments. Revenues in the fiscal year ended December 31, 2003 were $2.48 million, an increase of $440,903, or 21.6%, from $2.04 million in the fiscal year ended December 31, 2002. The increase was due primarily to an increase of production capacity in year 2003. In 2003, we have increased our production capacity from 256 tons to 448 tons per annum by purchasing 6 units of CNC Mazak lathes in addition to the 8 units of Mazak lathes in place as of year end 2002. Our revenues come from sales all of our manufactured products to two related corporations, Beijing Sande Shang Mao Co., Limited ("BSS") and Beijing Mai Ke Luo Machinery Co., Limited ("BMKL"). See Certain Relationships and Related Party Transactions section for more information.

         Cost of Sales. Our primary cost of sales in the fiscal year ended December 31, 2003 were $1.93 million, an increase of $285,493, or 17.3%, from $1.65 million in the fiscal year ended December 31, 2002. The increase was due to the overall increase in revenue. However, cost of sales as a percentage of revenue decreased from 80.6% in the fiscal year ended December 31, 2002 to 77.8% in the fiscal year ended December 31, 2003. The decrease in cost of sales as a percentage of revenue was caused by effectively lowering production cost by maximizing usage of raw materials as well as due to the increase of profit margin in certain products sold in 2003.

         Depreciation, Depletion and Amortization. Depreciation, depletion and amortization in the fiscal year ended December 31, 2003 was $3,098, an increase of $2,697, or 672%, from $401 in the fiscal year ended December 31, 2002. The increase was due to the purchase of 6 additional machine units.


         General and Administrative Expenses. General and administrative expenses in the fiscal year ended December 31, 2003 were $74,408, an increase of $54,361, or 271%, from $20,047 in the fiscal year ended December 31, 2002. General and administrative expenses as a percentage of revenue increased from 0.98% in fiscal 2002 to 2.99% during fiscal 2003. The increase was primarily due to the employment of two additional general staff. The General and Administrative Expenses have been less than 1% of revenue for both accounting periods.

         Gross Profit. Gross profit in the fiscal year ended December 31, 2003 was $551,369, an increase of $155,410, or 39.2%, from $395,959 in the fiscal year ended December 31, 2002. Gross profit expressed as a percentage of revenue increased from 19.4% in fiscal 2002 to 22.2% during fiscal 2003.

Liquidity and Capital Resources.


Liquidity is a measure of an entity's ability to meet potential cash requirements, including planned capital expenditures. We have historically met our capital requirements through cash flows from operations and debt financing with local financial institutions.


Our operating activities provided approximately $3,132,161 for the nine months ended September 30, 2004. Cash as of September 30, 2004 approximated $886,469 and working capital was $799,610. This compares to working capital of $274,163 and a cash balance of $99,225 at December 31, 2003.


Net cash provided by operating activities totaled $734,731 for the nine months ended September 30, 2004, compared to $431,225 during the nine months ended September 30, 2003.

Cash flows used in investing activities were $861,738 for the nine months ended September 30, 2004, compared to $70,845 used in investing activities in the nine months ended September 30, 2003.

Cash flows provided by financing activities were $914,251 for the nine months ended September 30, 2004, compared to ($289,934) provided by financing activities in the nine months ended September 30, 2003.

As of September 30, 2004, we had working capital of $799,610. We believe that existing cash balances, cash generated by operating activities, and funds available under our credit facility combined with an expected increase in revenues will be sufficient to finance our present level of operating activities for at least the next 12 months. Since August 2004, we have completed the acquisition of BJTY, established subsidiary, AMLF and acquired the land-use-rights to a total area of 30,291.3 square meters (approximately 326,053 square feet) for the purpose of expanding BJTY operating facilities. The followings are our operating plans, cash required for each entity to fully implement the plans, and the source of capitals.

We plan to maintain current course of operation of BJTY. Upon completion of the initial construction phase of AMLF factory, we plan to move BJTY operations to this new location in June 2005. We will incur costs in terms of transportation and machinery installation. However, we do not expect such costs would have a material impact on our revenue for the next 12 months. Should there be any delay of the completion of the first phase construction of AMLF factory, we plan to extend the lease of our current factory facility with similar rental amount of $51,849 per annum. Should we also fail to renew this lease, we will require additional capital in leasing and moving to another location.

We believe that projected revenues will be sufficient to continue the operations as currently in place as well as implementing our business plan for the next 12 months.

The cash requirements for AMTG are mostly administrative. We expect our cash requirement for the next 12 months is approximately $100,000. We estimate that cash requirement will cover the legal, accounting, and investor relations costs generally applicable to a publicly traded company. Furthermore, it will cover general costs associated with our home office such as the office lease, telephone, fax, mailing costs, as well as basic marketing costs to develop sales channel in the United States. We believe that projected revenues from our subsidiary, Beijing Tong Yuan Heng Feng Technology Co., Ltd., will be sufficient to fund our operations in the United States.

AMLF will require $900,000 to complete its initial phase of construction. At this time, the Company does not have the required funds which may greatly reduce our chance for success with this project. We plan to allocate initial funds from our current cash flow. We believe we will be able to allocate $600,000 from our current cash flow to begin the initial phase. We will need to obtain the remaining $300,000 from additional capital through equity based financing or loans from local banks and financial institutions in China. At this time, we have no commitments on the part of anyone to provide us with any financing in any amount and there are no guarantees that such funds will be available on commercially reasonable terms, if at all. Although our officers and directors have had experience in obtaining business loans with Chinese banks in the past, they have not presented this project to any banks. Our ability to raise the required capital will greatly affect our chances for success.

We rely principally on our subsidiaries for working capital, including the funds necessary to service any debt we may incur, or financing we may need for operations other than through our subsidiaries. The Peoples Republic of China ("PRC") legal restrictions permit payments of dividends by our subsidiaries only out of its net income, if any, determined in accordance with PRC accounting standards and regulations. Under PRC law, our subsidiaries are also required to set aside a portion of its net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends.

In accordance with applicable requirements of the PRC Company Law, we may only distribute dividends after we have made allowances for:

     o    previous years' accumulated losses, if any;
     o allocation to the statutory surplus reserve fund and public welfare fund; and
     o allocation to a discretionary common reserve fund, if approved by our shareholders and after allocation is made to the statutory surplus fund and the statutory public welfare fund.

The minimum aggregate allocation to the statutory surplus reserve fund each year is 10% of our net profit determined in accordance with PRC GAAP. The Company will no longer be required to make allocations to the statutory surplus reserve fund once the aggregate amount of such reserve exceeds 50% of the registered capital of the Company. At this time, we have a surplus reserve equal to 35% of our registered capital. The minimum allocation to the statutory public welfare fund each year is 5% of the after tax net income determined in accordance with the PRC GAAP. Under PRC law, our distributable earnings will be equal to our net profit, as determined in accordance with PRC GAAP or US GAAP whichever is lower, less allocations to the statutory and discretionary reserve funds. If we record no net profit for the year, we may not distribute dividends for that year.

In addition, we will endeavor to acquire the desired additional working capital through bank loans or the sale of our securities upon effectiveness of this registration. However, we cannot assure you that additional financing will be available on terms favorable to us, or at all.

Capital Expenditures and Commitments
------------------------------------

At September 30, 2004, we had a long term interest free loan of $600,000 due to a related party, which maturation is December 31, 2005 with rights to apply for an extension. See Certain Relationships and Related Party Transactions section for more information.

Research and Development
------------------------

Management has not and do not plan to engage into any Research and Development at this stage.

Off-Balance Sheet Arrangements
------------------------------

We had no off-balance sheet arrangements or guarantees of third party obligations at September 30, 2004.

Inflation
---------

We believe that inflation has not had a significant impact on our operations since inception.



CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.


Revenue recognition - The Company recognizes revenue from the sale of metal parts and components at the time of delivery to its primary customers who are also the end users of the products, when title to the products transfers, the customer bears the risk of loss and the price is determinable. The Company records sales net of estimated returns and allowances.


Property and equipment - Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of 5 and 10 years. Maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

Allowance for doubtful accounts - The Company maintains an allowance for its doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments when due. If the financial condition of its customers changed, changes to these allowances may be required, which would impact the Company's future operating results.

Inventories - Inventories, consisting of finished goods, raw materials and work in progress, are stated at the lower of cost or market value with cost determined using the first-in, first-out method. The Company makes certain provision for inventory obsolescence based on the age and market conditions of the inventories. If market conditions or future product enhancements and developments change, the Company may be required to adjust its provision for inventory obsolescence which may have a significant impact on future operating results and financial position.

Impairment of assets - The Company's long-lived assets principally include property, plant and equipment and land use rights. In assessing the impairment of these assets, the Company has made assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, the Company may be required to record impairment charges for these assets.

Income taxes - The Company account for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company's wholly owned subsidiary BJTY is incorporated in the PRC. BJTY is registered as a new and high technology enterprise is entitled to full exemption from PRC income tax for the three years beginning from the first year the Company becomes profitable and a 50% income tax reduction for the subsequent three years. No income tax expense has been recorded by BJTY for 2003 and 2002 as the Company was fully exempted under the new and high technology enterprise rules. Should the new and high technology rules applicable to the business of BJTY change in the future, it may have an adverse effect on the tax holiday the Company currently enjoys or expect to enjoy in the foreseeable future under existing rules.


FACTORS AFFECTING OPERATING RESULTS

         Our results of operations and the period-to-period comparability of our financial results are affected by a number of external factors, including changes in the prices of raw materials, casting products, and chemical products and fluctuations in exchange rates and interest rates.

         SARS. In March 2003, several countries, including China, experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as "severe acute respiratory syndrome" or "SARS." The severity of the outbreak in certain municipalities, such as Beijing, and provinces, such as Guangdong Province, has affected general commercial activity. While the long-term impact of the SARS outbreak is unclear at this time, the prolonged existence of SARS could have a negative impact on the PRC economy and, in turn, have a material adverse effect on our results of operations.

         CHINA ECONOMY AND POLITICAL SITUATION. The PRC government underwent substantial reforms after the National People's Congress meeting in March 2003. The PRC government has reiterated its policy of furthering reforms in the socialist market economy. No assurance can be given that these changes will not have an adverse effect on business conditions in China generally or on our business in particular.


                MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS
                                     MATTERS

Lack of Prior Public Market and Possible Volatility of Stock Price
------------------------------------------------------------------

Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. AMTG will seek a Market Maker to apply to have AMTG's Common Stock included for quotation in the over-the-counter market on the OTC Bulletin Board or quotation. There can be no assurance that the Market Maker's activities will be continued, or that an active trading market for AMTG's Common Stock will be developed or maintained. The future market price of the Common Stock may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning the issuers of the affected securities. Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors. Although the initial public offering price of the Common Stock reflects AMTG's assessment of current market conditions, there can be no assurance that such price will be maintained following the Offering.


Designated Security/Penny Stock
-------------------------------

Following completion of this Offering, and upon successful listing of the Common Stock on the OTC Bulletin Board, if the bid price for AMTG's Common Stock is below $5.00 per share, AMTG's Common Stock would be subject to special sales practice requirements applicable to "designated securities" and "penny stock." No assurance can be given that the bid price for AMTG's Common Stock will be above $5.00 per share following the Offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, AMTG's Common Stock would be subject to additional sales practice requirements imposed on broker-dealers who sell the Common Stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These rules may be anticipated to affect the ability of broker-dealers to sell AMTG's Common Stock, which may in turn be anticipated to have an adverse impact on the market price for the Common Stock and the ability of purchasers to sell their shares in the secondary market.



In the likely event that our shares are deemed to be "penny stocks", our shares will be covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder, which impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors. Rule 15g-2 declares unlawful any broker-dealer transactions in pennystocks unless the broker-dealer has first provided to the customer a standardized disclosure document. Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer the current quotation prices or similar market information concerning the penny stock in question. Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction. Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person's compensation.


Possible Sale of Common Stock Pursuant to Rule 144
--------------------------------------------------


AMTG has previously issued shares of Common Stock that constitute "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts after one year after their acquisition. There are currently no shares issued that are eligible for sale under Rule 144. On February 16, 2004, a total of 50,000 shares held by one shareholder will be eligible for sale under Rule 144. Additionally, on February 20, 2004, an additional 950,000 shares held by two shareholders will also be eligible for resale under Rule 144.



            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered hereby has been passed upon by The Law Offices of Adam U. Shaikh, Chtd., Las Vegas, Nevada. Certain of the financial statements of AMTG included in these prospectuses and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Jimmy C.H. Cheung & Co., independent certified public accountants given on the authority of the said firm as experts in auditing and accounting.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sales of Products to Related Parties
------------------------------------


Since January 2002, BJTY sold the majority of its manufactured products to two related corporations, Beijing Sande Shang Mao Co., Limited ("BSS") and Beijing Mai Ke Luo Machinery Co., Limited ("BMKL"). BSS is owned as to 41.27% by above stated officers and directors of BJTY. BMKL is a PRC joint venture company owned as to 75% by a third party Danish company, 5% by a third party Taiwanese company and the balance of 20% is owned by BST. The amount of related party sales were $1,543,777 in 2002 and $2,483,006 in 2003 and $3,132,161 for the nine months ended September 30, 2004 (unaudited).


Lease Agreement with Related Party
----------------------------------


On July 15, 2004, BJTY entered into a lease agreement with Beijing Sande Technology (Holding) Co., Ltd. The total amount of rent specified in the lease agreement is $51,849, which includes rent of $45,251 per annum ($3770 per month), management fee of $1884 per annum ($157 per month) and heat supply fee of $4,714 for the winter season.
The lease ends on July 15, 2005. (See Exhibit 10.4)


Loans from Related Parties
--------------------------

On August 15, 2004, BJTY obtained a loan of $600,000 from Beijing Sande Technology (Holding) Co., Ltd. ("BST"). BST is owned as to 41.27% by above stated officers and directors of BJTY. This loan is unsecured, interest free and is repayable in December 2005. (See Exhibit 10.5)

For the nine months ended September 30, 2004 Consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited), BJTY incurred costs in the amounts of $8,423 and $8,423 respectively for services provided by certain management employees of BST on behalf of BJTY.

For the nine months ended September 30, 2004 consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited), BJTY owed BST $83,496 and $20,592 respectively for shared management expenses and short term loan advances. These loans are unsecured, interest free, and repayable in due on demand. The Company has based its allocation of management expenses based on estimates of time spent. However, the Company does intend on instituting a formal method of allocating such expenses based on actual time spent through a timekeeping system.

During 2003 and 2002, BJTY incurred costs to BST, a related company owned as to 41.27% by above stated officers and directors of BJTY, in the amounts of $11,232 and $9,360 respectively for services provided by certain management employees of Beijing

Sande Technology (Holding) Co., Ltd. Such costs were charged on an actual incurred pro-rated on estimated time spent basis.

BJTY owed BST, a related company owned as to 41.27% by above stated officers and directors of BJTY, $20,592 and $9,360 as of December 31, 2003 and 2002 respectively for shared management expenses.

Loans Made to Related Parties
-----------------------------

BJTY had advanced funds amounting to $195,652 to BSS, a related company owned as to 41.27% by above stated officers and directors of BJTY, as of December 31, 2002 as a short-term, unsecured loan free of interest payment. This loan was fully repaid in 2003.

Affiliates Receiving Shares in Distribution
-------------------------------------------

Chen GAO is a director, president, treasurer and shareholder of AMTG, BST and BSS. Mr. Gao is also a director, president and treasurer of BJTY and BMKL. Xin Yan YUAN is a director and shareholder of BST and BSS. Ms. Yuan is also a director of BJTY and BMKL. Zhong Min LI is the CFO and shareholder of BST and BSS. Mr. Zhong Min Li is also the CFO of BJTY and BMKL. Jun LI is the Sales Department Manager and shareholder of BST and BSS. Mr. Jun Li is also the Sales Department Manager for BJTY and BMKL. Wei LI is the Technical Department Manager and shareholder of BST and BSS. Mr. Wei Li is also the Technical Department Manager for BJTY and BMKL. Han Zhang is the Production Department Manager and shareholder of BST and BSS. Mr. Han Zhang is also the Production Department Manager for BJTY and BMKL.

Messrs. Chen Gao, Xin Yan Yuan, Zhong Min Li, Jun Li, Wei Li and Han Zhang will receive restricted shares in AMTG upon effectiveness of this registration statement.

                              FINANCIAL STATEMENTS






                         AMERICAN METAL TECHNOLOGY GROUP
                                AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2004
                                   (UNAUDITED)

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                                    CONTENTS

                                                                     Pages
-------------------------------------------------------------------------------

Balance Sheets
as of September 30, 2004 (Unaudited) Consolidated
and December 31, 2003                                                  1
-------------------------------------------------------------------------------

Statements of Operations and Comprehensive Income
for the nine months ended September 30, 2004
Consolidated  and 2003 (Unaudited)                                     2
-------------------------------------------------------------------------------

Consolidated Statements of Stockholders' Equity
for the nine months ended September 30, 2004
(Unaudited)                                                            3
-------------------------------------------------------------------------------

Statements of Cash Flows for the nine months
ended September 30, 2004 Consolidated and 2003
(Unaudited)                                                            4
-------------------------------------------------------------------------------

Notes to Consolidated Financial Statements                           5 - 11
-------------------------------------------------------------------------------

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                                 BALANCE SHEETS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)

                                              ASSETS
                                              ------
                                                                      September 30,
                                                                          2004
                                                                      Consolidated          December 31,
                                                        Note           (Unaudited)              2003
                                                                     ---------------       --------------
CURRENT ASSETS
    Cash and cash equivalents                                        $       886,469       $       99,225
    Advances to suppliers                                 2                  313,837              181,800
    Inventories                                           3                   80,892              116,227
    Due from a related company                            8                        -               36,062
    Other receivable and prepaid expenses                                     11,794                2,135
                                                                     ---------------       --------------
        Total Current Assets                                               1,292,992              435,449

PROPERTY AND EQUIPMENT, NET                               4                1,056,618              817,196

OTHER ASSETS
    Land use rights, net                                                     547,841                    -
                                                                     ---------------       --------------

TOTAL ASSETS                                                         $     2,897,451       $    1,252,645
                                                                     ===============       ==============

                                LIABILITIES AND STOCKHOLDERS' EQUITY
                                ------------------------------------

CURRENT LIABILITIES
    Accounts payable                                                 $        77,583       $       79,681
    Other payables and accrued expenses                   5                   99,363               52,112
    Other tax payables                                                        19,014                8,901
    Due to related companies                              8                  297,422               20,592
                                                                     ---------------       --------------
        Total Current Liabilities                                            493,382              161,286
                                                                     ---------------       --------------

LONG TERM LIABILITY
    Due to a related company                              8                  600,000                    -
                                                                     ---------------       --------------

TOTAL LIABILITIES                                                    $     1,093,382              161,286

COMMITMENTS AND CONTINGENCIES                                                      -                    -

STOCKHOLDERS' EQUITY
    $0.001 par value, 20,000,000 shares authorized,
        10,000,000 shares issued and outstanding                              10,000                    -
    Additional paid-in capital                                               232,905              241,546
    Retained earnings
      Unappropriated                                                       1,433,692              722,341
      Appropriated                                                           127,472              127,472
                                                                     ---------------       --------------
        Total Stockholders' Equity                                         1,804,069            1,091,359
                                                                     ---------------       --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $     2,897,451       $    1,252,645
                                                                     ===============       ==============

        The accompanying notes are an integral part of these consolidated financial statements

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)

                                                          2004
                                                  Consolidated             2003
                                                  ------------     ------------

NET SALES
    To related companies                          $  3,132,161     $  1,802,600
    Other                                                   --            2,098
                                                  ------------     ------------
                                                     3,132,161        1,804,698

COST OF SALES                                       (2,389,186)      (1,456,086)
                                                  ------------     ------------

GROSS PROFIT                                           742,975          348,612
                                                  ------------     ------------

OPERATING EXPENSES
    Selling expenses                                        --               56
    General and administrative expenses                 28,241           16,596
    Amortization of land use rights                        915               --
    Depreciation and amortization                        3,241            2,317
                                                  ------------     ------------
           Total Operating Expenses                     32,397           18,969
                                                  ------------     ------------

INCOME FROM OPERATIONS                                 710,578          329,643

OTHER INCOME (EXPENSE)
    Interest income                                      1,034              550
    Currency transaction expense                          (261)              --
                                                  ------------     ------------
           Total Other Income                              773              550

INCOME FROM CONTINUING OPERATIONS
    BEFORE TAXES                                       711,351          330,193

INCOME TAX EXPENSE                                          --               --
                                                  ------------     ------------

NET INCOME                                             711,351          330,193

OTHER COMPREHENSIVE INCOME
    Foreign currency translation loss                       --               --
                                                  ------------     ------------

COMPREHENSIVE INCOME                              $    711,351     $    330,193
                                                  ------------     ------------

Net income per share - basic and diluted          $       0.07     $       0.03
                                                  ------------     ------------

Weighted average number of shares outstanding
    during the period - basis and diluted           10,000,000       10,000,000
                                                  ------------     ------------

              The accompanying notes are an integral part of these
                       consolidated financial statements

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)

                                                  Common stock          Additional  Unappropriated   Appropriated
                                                                           paid-in        retained       retained
                                               Shares       Amount         capital        earnings       earnings          Total
                                             ----------   ----------    ----------      ----------     ----------     ----------
Balance, December 31, 2003                           --   $       --    $  241,546      $  722,341     $  127,472     $1,091,359

Acquisition of Beijing Tong Yuan
    Heng Feng Technology Co., Ltd             9,000,000        9,000        (9,000)             --             --             --

Common stock issued during the nine months
    ended September 30, 2004                  1,000,000        1,000           359              --             --          1,359

Net income for the nine months
    ended September 30, 2004                         --           --            --         711,351             --        711,351
                                             ----------   ----------    ----------      ----------     ----------     ----------
Balance, September 30, 2004                  10,000,000   $   10,000    $  232,905      $1,433,692     $  127,472     $1,804,069
                                             ----------   ----------    ----------      ----------     ----------     ----------



              The accompanying notes are an integral part of these
                       consolidated financial statements

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)

                                                             2004
                                                     Consolidated          2003
                                                     ------------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                          $ 711,351     $ 330,193
    Adjusted to reconcile net income to cash provided
       by operating activities:
       Depreciation - cost of sales                        70,319        20,222
       Depreciation                                         3,241         2,317
       Amortization of land use rights                        915            --
    Changes in operating assets and liabilities
    (increase) decrease in:
       Advances to suppliers                             (132,037)        5,265
       Other receivable and prepaid expenses               (9,659)      (20,682)
       Value add tax receivables                               --        23,754
       Inventories                                         35,335       167,225
       Accounts payable                                    (2,098)      (96,182)
       Other payables and accrued expenses                 47,251         8,105
       Other tax payables                                  10,113        (8,992)
                                                        ---------     ---------
       Net cash provided by operating activities          734,731       431,225
                                                        ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                   (324,744)      (70,845)
    Land use rights acquired                             (548,756)           --
    Proceeds from the sale of property and equipment       11,762            --
                                                        ---------     ---------
       Net cash used in financing activities             (861,738)      (70,845)
                                                        ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Due from a stockholder                                     --        38,647
    Due from a related company                             36,062      (119,906)
    Due to related companies                              276,830      (208,675)
    Due to a related company                              600,000            --
    Proceeds from the issuance of common stock              1,359            --
                                                        ---------     ---------
       Net cash provided by financial activities          914,251      (289,934)
                                                        ---------     ---------


NET INCREASE IN CASH AND CASH EQUIVALENTS                 787,244        70,446

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD           99,225       274,981
                                                        =========     =========

CASH AND CASH EQUIVALENTS AT END OF PERIOD              $ 886,469     $ 345,427
                                                        =========     =========

              The accompanying notes are an integral part of these
                              financial statements

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------



1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)       Organization and basis of presentation

          American Metal Technology Group ("AMTG") was incorporated in Nevada, United States of America on January 13, 2004. Beijing Tong Yuan Heng Feng Technology Co., Limited ("BJTY"), a People's Republic of China ("PRC") limited liability company is principally engaged in the manufacturing and selling of high precision metal parts and components.

          In 2004, AMTG entered into two purchase agreements with certain shareholders of BJTY. AMTG acquired 80% of the registered capital of BJTY from a certain shareholder of BJTY for 7,200 (7,200,000 post split) common shares of AMTG. AMTG, through its 100% owned subsidiary, American Metal Technology (Lang Fang) Co., Limited ("AMLF"), a PRC limited liability company incorporated on August 2, 2004, acquired the remaining 20% of the registered capital for 1,800 (1,800,000 post split) common shares of AMTG. The transactions have been accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical shareholders and share common management. The financial statements have been prepared as if the reorganization had occurred retroactively. AMTG and its subsidiaries are hereafter referred to as (the "Company").

          The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

          It is management's opinion however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

          The accompanying 2004 (consolidated) and 2003 financial statements include the accounts of AMTG and its 100% owned subsidiary AMLF and BJTY. All significant intercompany balances and transactions have been eliminated in consolidation.

(B)       Use of estimates

          In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C)       Cash and cash equivalents

          For purpose of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits with banks with maturities of less than three months.

(D)       Inventories

          Inventories are stated at lower of cost or market value, cost being determined on a first-in, first-out method.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(E)       Property and equipment and land use right

          Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

          Depreciation is provided on a straight-line basis, less estimated residual value over the assets estimated useful lives. The estimated useful lives are as follows:

          Plant and machinery                              10 Years
          Motor vehicles                                    6 Years
          Furniture, fixtures and equipment                 5 Years

          Land use rights are stated at cost and are amortized over the term of the relevant rights of 50 years from the date of acquisition.

(F)       Fair value of financial instruments

          Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on projected undiscounted cash flows associated with the assets. A loss is recognized for the difference between the fair value and the carrying amount of the assets. Fair value is determined based upon market quote, if available, or is based on valuation techniques.

          The carrying amount of the Company's cash, receivables and payables approximates their fair value due to the short maturity of those instruments.

(G)       Revenue recognition

          The Company recognizes revenue from the sale of metal parts and components at the time of delivery to its primary customers who are also the end users of the products, when title to the products transfers, the customers bear the risk of loss and the price is determinable. The Company records sales net of estimated returns and allowances.

(H)       Income taxes

          The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is organized in the United States and the People's Republic of China.

          PRC income tax is computed according to the relevant laws and regulations in the PRC. The Company being registered as a new and high technology enterprise is entitled to full exemption from income tax for three years beginning from the first year the Company becomes profitable and a 50% income tax reduction for the subsequent three years. No income tax expense has been recorded for 2004 and 2003 as the Company was exempt under the new and high technology enterprise rules.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(I)       Foreign currency translation

          The functional currency of the Company is the Chinese Renminbi ("RMB"). Transactions denominated in currencies other than RMB are translated into United States dollars using period end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder's equity as other comprehensive gain (loss).

(J)       Comprehensive income

          The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income in the statements of operations and stockholders' equity.

(K)       Segments

          The Company operates in only one segment, therefore segment disclosure is not presented.

(L)       Recent accounting pronouncements

          In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, and Interpretation of ARB 51". FIN No. 46 provides guidance on the identification of entities of which control is achieved through means other than voting rights ("variable interest entities" or "VIE's") and how to determine when and which business enterprise should consolidate the VIE (the "Primary Beneficiary"). In addition, FIN No. 46 required that both the Primary Beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements of FIN No. 46 are required in all financial statements initially issued after January 31, 2003, if certain conditions are met.

          In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

          In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

          SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involve instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(M)        Recent accounting pronouncements

           Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities of FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003.

           The adoption of these pronouncements did not have a material effect on the Company's financial position or results of operations.


2.   ADVANCES TO SUPPLIERS

     Advances to suppliers at September 30, 2004 Consolidated (unaudited) and December 31, 2003 represent advance payments against raw materials on order. All advances were subsequently deducted from the final payments due to the suppliers and no provision against losses was incurred by the Company.


3.   INVENTORIES

     Inventories at September 30, 2004 Consolidated (unaudited) and December 31, 2003 consisted of the following:

                                              2004
                                       (Unaudited)       2003
                                         --------    --------

     Raw materials                       $ 50,827    $ 68,349
     Work-in-progress                      18,356      36,702
     Finished goods                        11,709      11,176
                                         --------    --------

                                           80,892     116,227
     Less: provision for obsolescence          --          --
                                         --------    --------

                                         $ 80,892    $116,227
                                         --------    --------

     For the nine months ended September 30, 2004 Consolidated (unaudited) and December 31, 2003 no provision for obsolete inventories was recorded by the Company.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------



4.   PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment at September 30, 2004 Consolidated (unaudited) and December 31, 2003:

                                              2004
                                      Consolidated
                                       (Unaudited)          2003
                                      ------------    ----------

     Plant and machinery                $1,151,325    $  826,581
     Motor vehicles                             --        16,357
     Furnitures and office equipment         5,545         5,545
                                        ----------    ----------

                                         1,156,870       848,483
     Less: accumulated depreciation        100,252        31,287
                                        ----------    ----------

     Property and equipment, net        $1,056,618    $  817,196
                                        ----------    ----------

     Depreciation expense for the nine months ended September 30, 2004 Consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited) was $73,560 and $22,539, respectively.


5.   OTHER PAYABLES AND ACCRUED LIABILITIES

     Other payables and accrued liabilities at September 30, 2004 Consolidated (unaudited) and December 31, 2003 consist of the following:

                                              2004
                                      Consolidated
                                       (Unaudited)          2003
                                      ------------    ----------

     Education surtaxes payable         $    6,507    $      248
     Other payables                         42,324           570
     Accrued expenses                       50,532        51,294
                                        ----------    ----------

     Accrued expenses                   $   99,363    $   52,112
                                        ----------    ----------


6.   COMMITMENTS AND CONTINGENCIES - Employee benefits

     The full time employees of BJTY are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. BJTY is required to accrue for those benefits based on certain percentages of the employees' salaries. The total provision for such employee benefits was $1,178 for nine months ended September 30, 2003. BJTY is required to make contributions to the plans out of the amounts accrued for medical and pension benefits. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

     The total provision for such employee benefits was $2,301 for the nine months ended September 30, 2004. The total contribution paid for the nine months ended September 30, 2004 and 2003 were $2,301 and $1,178 respectively.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------



7.     STOCKHOLDERS' EQUITY

(A)       Stock Issuances

          During 2004, the Company issued 1,000 (1,000,000 post split) shares of common stock to certain investors for cash of $1,359.

(B)       Stock Issued in Reverse Merger

          On June 1, 2004 and August 8, 2004 the Company issued 9,000 (9,000,000 post split) shares of common stock to the shareholders of BJTY (See Note 1A).

(C)       Appropriated retained earnings

          BJTY is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

          The Company appropriated $127,472 to the reserves funds based on its net income under PRC GAAP.

8.   RELATED PARTY TRANSACTIONS

     For the nine months ended September 30, 2004 Consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited), the Company had related party sales of $3,132,161 and $1,802,600 respectively.

     As of September 30, 2004, the Company received full payments for all sales made to related parties for the nine months ended September 30, 2004.

     For the nine months ended September 30, 2004 Consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited), the Company incurred costs of a related company of $8,423 and $8,423 respectively for services provided by certain management employees of the related company, such costs were charged on an actual incurred pro-rated on estimated time spent basis.

     The Company owed $297,422 and $20,592 as of September 30, 2004 (unaudited) and December 31, 2003 respectively to related companies for shared management expenses, short term loan advances made and advance receipts against future sales.

     During the nine months ended September 30, 2004 Consolidated (unaudited), the Company obtained a loan of $600,000 from a related company. This loan is unsecured, interest free and is repayable on December 2005.

     During the nine months ended September 30, 2004 Consolidated (unaudited), the Company paid rent of $24,384 for factory space leased from a related company.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------



9.   CONCENTRATIONS AND RISKS

     During the nine months ended September 30, 2004 and 2003, 100% of the revenues were derived from companies located in China and 100% of the Company's assets were located in China.

     During the nine months ended September 30, 2004 and 2003, the Company derived 100% of their revenues from a related entity and a stockholder.

     During the nine months ended September 30, 2004 and 2003, the Company purchased 88% and 84% of its raw materials from two suppliers in the PRC.


10.  SUBSEQUENT EVENT

     Common stock split and increase in authorized capital

     On November 12, 2004, the Company declared a 1,000 for 1 common stock split to be effected in the form of a dividend payable to stockholders of record on November 12, 2004 and increased its authorized common shares to 20,000,000. Per share and weighted average share amounts have been retroactively restated in the accompanying consolidated financial statements and related notes to reflect this split.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                              FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                                    CONTENTS
                                    --------

                                                             Pages
-------------------------------------------------------------------------------

Report of Independent Registered Public Accounting Firm        1
-------------------------------------------------------------------------------

Balance Sheets as of December 31, 2003 and 2002                2
-------------------------------------------------------------------------------

Statements of Operations for the years ended
December 31, 2003 and 2002                                     3
-------------------------------------------------------------------------------

Statements of Stockholders' Equity for the years
ended December 31, 2003 and 2002                               4
-------------------------------------------------------------------------------

Statements of Cash Flows for the years ended
December 31, 2003 and 2002                                     5
-------------------------------------------------------------------------------

Notes to Financial Statements                                6 -11
-------------------------------------------------------------------------------

                             Jimmy C.H. Cheung & Co
                          Certified Public Accountants
                      (A member of Kreston International)


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Beijing Tong Yuan Heng Feng Technology Co., Limited
Beijing, People's Republic of China


We have audited the accompanying balance sheets of Beijing Tong Yuan Heng Feng Technology Co., Limited, as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing Tong Yuan Heng Feng Technology Co., Limited, as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.



/S/ JIMMY C.H. CHEUNG & CO


JIMMY C.H. CHEUNG & CO
Certified Public Accountants


Hong Kong

Date: September 3, 2004




         304 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
 Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk
                      Website: http://www.jimmycheungco.com

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------

                                                        ASSETS
                                                        ------

                                                                  Note                    2003                 2002
                                                                               ---------------       --------------
CURRENT ASSETS
    Cash and cash equivalents                                                  $        99,225       $      274,981
    Advances to suppliers                                           2                  181,800               20,372
    Inventories                                                     3                  116,227              235,760
    Due from a related company                                      7                   36,062                    -
    Due from a stockholder                                          7                        -              195,652
    Value added tax receivables                                                              -               14,985
    Other receivable and prepaid expenses                                                2,135                6,023
                                                                               ---------------       --------------
        Total Current Assets                                                           435,449              747,773

PROPERTY AND EQUIPMENT, NET                                         4                  817,196              227,509
                                                                               ---------------       --------------
TOTAL ASSETS                                                                   $     1,252,645       $      975,282
                                                                               ---------------       --------------


                                        LIABILITIES AND STOCKHOLDERS' EQUITY
                                        ------------------------------------

CURRENT LIABILITIES
    Accounts payable                                                           $        79,681       $      128,571
    Other payables and accrued expenses                             5                   52,112                3,096
    Other tax payables                                                                   8,901                1,204
    Due to a stockholder                                            7                   20,592              226,459
                                                                               ---------------       --------------
        Total Current Liabilities                                                      161,286              359,330
                                                                               ---------------       --------------

COMMITMENTS AND CONTINGENCIES                                                                -                    -

STOCKHOLDERS' EQUITY
    Registered capital of Renminbi 2,000,000 fully paid                                241,546              241,546
    Retained earnings
      Unappropriated                                                                   722,341              318,245
      Appropriated                                                                     127,472               56,161
                                                                               ---------------       --------------
        Total Stockholders' Equity                                                   1,091,359              615,952
                                                                               ---------------       --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $     1,252,645       $      975,282
                                                                               ===============       ==============

                 The accompanying notes are an integral part of
                           these financial statements

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                 ----------------------------------------------


                                                        2003             2002
                                                  -----------     -----------

NET SALES
    To related parties                            $ 2,483,006     $ 1,543,777
    Other                                                  --         498,326
                                                  -----------     -----------
           Total net sales                          2,483,006       2,042,103

COST OF SALES                                      (1,931,637)     (1,646,144)
                                                  -----------     -----------

GROSS PROFIT                                          551,369         395,959
                                                  -----------     -----------

OPERATING EXPENSES
    Selling expenses                                      150           1,804
    General and administrative expenses                74,408          20,047
    Depreciation                                        3,098             401
                                                  -----------     -----------
           Total Operating Expenses                    77,656          22,252
                                                  -----------     -----------

INCOME FROM OPERATIONS                                473,713         373,707

OTHER INCOME (EXPENSES)
    Interest income                                     1,810             841
    Other expenses                                       (116)           (142)
                                                  -----------     -----------
           Total Other Income                           1,694             699

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES        475,407         374,406

INCOME TAX EXPENSE                                         --              --
                                                  -----------     -----------

NET INCOME                                        $   475,407     $   374,406
                                                  -----------     -----------


                 The accompanying notes are an integral part of
                           these financial statements

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                 ----------------------------------------------

                                                          Unappropriated     Appropriated
                                              Registered        retained         retained
                                                 capital        earnings         earnings           Total
                                              ----------      ----------       ----------      ----------
Capital contributions from stockholders       $  241,546      $       --       $       --      $  241,546
                                              ----------      ----------       ----------      ----------

Balance at December 31, 2001                     241,546              --               --         241,546

Net income for the year                               --         374,406               --         374,406

Transfer from retained earnings to
    statutory and staff welfare reserves              --         (56,161)          56,161              --
                                              ----------      ----------       ----------      ----------

Balance at December 31, 2002                     241,546         318,245           56,161         615,952

Net income for the year                               --         475,407               --         475,407

Transfer from retained earnings to
    statutory and staff welfare reserves              --         (71,311)          71,311              --
                                              ----------      ----------       ----------      ----------
Balance at December 31, 2003                  $  241,546      $  722,341       $  127,472      $1,091,359
                                              ==========      ==========       ==========      ==========




                 The accompanying notes are an integral part of
                           these financial statements

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                 ----------------------------------------------

                                                                  2003          2002
                                                             ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                               $ 475,407     $ 374,406
    Adjusted to reconcile net income to cash provided
       by operating activities:
       Depreciation - cost of sales                             25,007         2,781
       Depreciation                                              3,098           401
    Changes in operating assets and liabilities
    (increase) decrease in:
       Advances to suppliers                                  (161,428)      (20,372)
       Other receivable and prepaid expenses                     3,888        (6,023)
       Value add tax receivables                                14,985       (14,985)
       Inventories                                             119,533      (235,760)
       Accounts payable                                        (48,890)      128,571
       Other payables and accrued expenses                      49,016         3,096
       Other tax payables                                        7,697         1,204
                                                             ---------     ---------
       Net cash provided by operating activities               488,313       233,319
                                                             ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                        (617,792)     (230,691)
                                                             ---------     ---------
       Net cash used in financing activities                  (617,792)     (230,691)
                                                             ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Due from a related company                                 (36,062)           --
    Due from a stockholder                                     195,652      (195,652)
    Due to a stockholder                                      (205,867)      226,459
                                                             ---------     ---------
       Net cash provided by(used in) financial activities      (46,277)       30,807
                                                             ---------     ---------


NET(DECREASE)INCREASE IN CASH AND CASH EQUIVALENTS            (175,756)       33,435

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD               274,981       241,546
                                                             ---------     ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                     $  99,225     $ 274,981
                                                             =========     =========

                 The accompanying notes are an integral part of
                           these financial statements

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)       Organization

          Beijing Tong Yuan Heng Feng Technology Co., Limited ("the Company") was incorporated in the People's Republic of China ("PRC") on December 11, 2001 with its principal place of business in Beijing, PRC.

          The Company is principally engaged in the manufacturing and selling of high precision metal parts and components.

(B)       Use of estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C)       Cash and cash equivalents

          For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with maturities of less than three months.

(D)       Inventories

          Inventories are stated at lower of cost or market value, cost being determined on a first-in, first-out method. The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

(E)       Property and equipment

          Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

          Depreciation is provided on a straight-line basis, less estimated residual value over the assets' estimated useful lives. The estimated useful lives are as follows:

          Plant and machinery                         10 Years
          Motor vehicles                               6 Years
          Furniture, fixtures and equipment            5 Years

(F)       Fair value of financial instruments

          Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on projected undiscounted cash flows associated with the assets. A loss is recognized for the difference between the fair value and the carrying amount of the assets. Fair value is determined based upon market quote, if available, or is based on valuation techniques.

          The carrying amount of the Company's cash, receivables and payables approximates their fair value due to the short maturity of those instruments.

(G)       Revenue recognition

          The Company recognizes revenue from the sale of metal parts and components at the time of delivery to its primary customers who are also the end users of the products, when title to the products transfers, the customer bears the risk of loss and the price is determinable. The Company records sales net of estimated returns and allowances.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(H)       Income taxes

          The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is organized in the People's Republic of China and no tax benefit is expected from the tax credits in the future.

          PRC income tax is computed according to the relevant laws and regulations in the PRC. The Company being registered as a new and high technology enterprise is entitled to full exemption from income tax for three years beginning from the first year the Company becomes profitable and a 50% income tax reduction for the subsequent three years. No income tax expense has been recorded for 2003 and 2002 as the Company was fully exempted under the new and high technology enterprise rules.

(I)       Foreign currency translation

          The functional currency of the Company is the Chinese Renminbi ("RMB"). Transactions denominated in currencies other than RMB are translated into United States dollars using period end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder's equity as other comprehensive income (loss).

(J)       Comprehensive income (loss)

          The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income (loss) in the statements of operations and stockholders' equity.

(K)       Segments

          The Company operates in only one segment, thereafter segment disclosure is not presented.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(L)       Recent accounting pronouncements

          In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, and Interpretation of ARB 51". FIN No. 46 provides guidance on the identification of entities of which control is achieved through means other than voting rights ("variable interest entities" or "VIE's") and how to determine when and which business enterprise should consolidate the VIE (the "Primary Beneficiary"). In addition, FIN No. 46 required that both the Primary Beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements of FIN No. 46 are required in all financial statements initially issued after January 31, 2003, if certain conditions are met.

          In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

          In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

          SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involve instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

          Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities of FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003.

          The adoption of these pronouncements did not have a material effect on the Company's financial position or results of operations.


2.   ADVANCES TO SUPPLIERS

     Advances to suppliers at December 31, 2003 and 2002 represent advance payments against raw materials on order. All advances were subsequently deducted from the final payments due to the suppliers and no provision against losses was incurred by the Company.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


3.   INVENTORIES

     Inventories at December 31, 2003 and 2002 consisted of the following:

                                            2003        2002
                                        --------    --------

     Raw materials                      $ 68,349    $ 31,355
     World-in-progress                    36,702      68,243
     Finished goods                       11,176     136,162
                                        --------    --------
                                         116,227     235,760
     Less: provision of obsolescence          --          --
                                        --------    --------
                                        $116,227    $235,760
                                        ========    ========

     For the years ended December 31, 2003 and 2002, no provision for obsolete inventories was recorded by the Company.


4.   PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment at December 31:

                                            2003        2002
                                        --------    --------

     Plant and machinery                $826,581    $226,244
     Motor vehicles                       16,357          --
     Furniture and office equipment        5,545       4,447
                                        --------    --------
                                         848,483     230,691
     Less: accumulated depreciation       31,287       3,182
                                        --------    --------
     Property and equipment, net        $817,196    $227,509
                                        ========    ========


     Depreciation expense for the years ended December 31, 2003 and 2002 was $28,105 and $3,182, respectively.


5.   OTHER PAYABLES AND ACCRUED LIABILITIES

     Other payables and accrued liabilities at December 31, 2003 and 2002 consist of the following:

                                            2003        2002
                                        --------    --------

     Education surtaxes payable         $    248    $    498
     Other payables                          570         283
     Accrued expenses                     51,294       2,315
                                        --------    --------
                                        $ 52,112    $  3,096
                                        ========    ========


6.   COMMITMENTS AND CONTINGENCIES - Employee Benefits

     The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees' salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provision and contributions made for such employee benefits was $1,408 and $384 for the years ended December 31, 2003 and 2002, respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


7.   RELATED PARTY TRANSACTIONS

     During the years ended December 31, 2003 and 2002, the Company paid rent of $25,146 and $12,077, respectively for factory space leased from a stockholder.

     The Company had advanced funds amounting to $195,652 to a 20% stockholder as of December 31, 2002 as a short-term, unsecured loan free of interest payment. This loan was fully repaid in 2003.

     During 2003 and 2002, the Company incurred costs of a 80% stockholder of $11,232 and $9,360 respectively for services provided by certain management employees of the stockholder, such costs were charged on an actual incurred pro-rated on estimated time spent basis.

     The Company owed an 80% stockholder $20,592 and $226,459 as of December 31, 2003 and 2002 respectively for shared management expenses and advance receipts against future sales.

     During 2003 and 2002, the Company had related party sales of $2,483,006 and $1,543,777, respectively.

     As of December 31, 2003 the Company is owed $36,062 from a related company for products sold.


8.   SHAREHOLDERS' EQUITY

     (A)  Registered capital

     In accordance with the Articles of Association of the Company, the registered capital of the Company of $241,546 (RMB2,000,000) was fully paid in cash on December 5, 2001 by the stockholders.

     (B)  Appropriated retained earnings

     The Company is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

     During 2003 and 2002, the Company appropriated $71,311 and $56,161, respectively to the reserves funds based on its net income under PRC GAAP.


9.   CONCENTRATIONS AND RISKS

     During 2003 and 2002, 100% of the Company's assets were located in China and 100% of the Company's revenues were derived from companies located in China.

     In 2002, the Company derived 69% of its revenue from a related company. In 2003, the Company derived its revenue from two related entities; 91% from a related company and the balance was derived from sales to a stockholder.

     In 2002, the Company purchased 90% of its raw materials from three suppliers in the PRC. In 2003, the Company purchased 73% of its raw materials from three suppliers in the PRC.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


10.  SUBSEQUENT EVENTS

     On June 1, 2004 Beijing Sande Technology (Holding) Co., Limited ("BST") entered into an Equity Purchase Agreement ("the June Agreement") with American Metal Technology Group ("AMTG") pursuant to which BST transferred 80% in registered capital of the Company of RMB 1,600,000 to AMTG subject to the completion of certain customary conditions set forth in the June Agreement.

     On August 8, 2004 Beijing Sande Shang Mao Co., Limited ("BSS") entered into an Equity Exchange Agreement ("the August Agreement") with American Metal Technology Group ("AMTG") and American Metal Technology (Lang Fang) Co., Ltd ("AMLF"), a wholly owned subsidiary of AMTG, pursuant to which BSS transferred 20% in registered capital of the Company of RMB 400,000 to AMLF subject to the completion of certain customary conditions set forth in the August Agreement.

     Upon completion of the June and August Agreements, AMTG will become the holding company of the Company and the current stockholders of the Company will own 90% of AMTG shares of common stock outstanding. The transaction will be accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical shareholders and share common management.

================================================================================

                               _____________, 2005


                      Dealer Prospectus Delivery Obligation

Until ________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================



                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Corporation Laws and certain provisions of AMTG's Bylaws, under certain circumstances, provide for indemnification of our officers, directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Bylaws and to the statutory provisions.

The specific statute, charter provision, bylaw, contract, or other arrangement which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in their capacity as such, is as follows:

Nevada Statutes
---------------

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1. a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2. a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3. a transaction from which the director derived an improper personal profit;
and

4. willful misconduct.

By-Laws
-------------

The Bylaws of AMTG state as follows:


                                   ARTICLE VI


               INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,
                                AND OTHER AGENTS

     Section 1. ACTIONS OTHER THAN BY THE CORPORATION. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     Section 2. ACTIONS BY THE CORPORATION. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 3. SUCCESSFUL DEFENSE. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     Section 4. REQUIRED APPROVAL. Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to Section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a) By the stockholders;

          (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

          (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     Section 5. ADVANCE OF EXPENSES. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     Section 6. OTHER RIGHTS. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:

          (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Section 7. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

     Section 8. RELIANCE ON PROVISIONS. Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

     Section 9. SEVERABILITY. If any of the provisions of this Article are held to be invalid or unenforceable, this Article shall be construed as if it did not contain such invalid or unenforceable provision and the remaining provisions of this Article shall remain in full force and effect.

     Section 10. RETROACTIVE EFFECT. To the extent permitted by applicable law, the rights and powers granted pursuant to this Article VI shall apply to acts and actions occurring or in progress prior to its adoption by the board of directors.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by us in connection with the registration of the Shares is as follows:

     SEC Registration ........................................  $ 1,260.71
     Accounting Fees and Expenses ............................  $   50,000
     Transfer Agents Fees ....................................  $      750

     Legal Fees and Expenses, including Blue Sky Fees
     and Expenses.............................................  $   30,000
     Printing Costs ..........................................  $    3,000
          Total ..............................................  $85,010.71


                     RECENT SALES OF UNREGISTERED SECURITIES



                              Shares Issued to AMTG
--------------------------------------------------------------------------------

Purchaser             Per Share    Purchase Amount   Date of Purchase  Shares(4)
--------------------------------------------------------------------------------
Richard Lui            $8.171      $408.55(1)            2/16/2004         50
Rui Lin Ding           $1.00       $475.00(1)            2/20/2004        475
Mui Hoo Lui Chung      $1.00       $475.00(1)            2/20/2004        475
BST                     (3)        (3)(2)                6/1/2004       7,200
BSS                     (3)        (3)(2)                8/8/2004       1,800


(1)  Issued pursuant to 4(2) of the Securities Act of 1933, as amended.
(2) Issued pursuant to 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act.
(3)  Shares issued for purchase of subsidiaries.
(4)  Amount of shares issued represent pre-split shares.


In regards to the shares issued to Mr. Lui, Mr. Ding, and Mr. Chung, all issuances were made directly by AMTG, without any compensation to a third party. In regards to the issuances made to BSS and BST, they were completed pursuant to a share purchase of Beijing Tong Yuan Heng Feng Technology Co., Ltd.

We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. These shares were issued based on the following facts: (1) the issuances were isolated private transaction which did not involve a public offering; (2) there were only 5 offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations.

                    Shares Issued to BSS and BST Shareholders
                    -----------------------------------------


BST and BSS are Limited Liability Company's in China formed in accordance to the Company Law of the People's Republic of China. All security interests in Chinese LLC's are based upon the amount of paid-up capital contribution of all its shareholders. All security issuances were made pursuant to the Company Law of the People's Republic of China.

BST Shareholders
----------------

BST was formed on September 28, 1993. It's registered capital is RMB 16,355,000 $1,977,629 in USD). BST has 35 shareholders. Each shareholder contributes capital in RMB to BST and thus becomes a percentage owner of the Company based on the amount of capital they have invested.

-------------------------------------------------------------------------------------------------
         Name             Date of Purchase          Amount Paid in RMB         Amount in USD
-------------------------------------------------------------------------------------------------
Chen Gao                     1993.09.28                 3,700,000                 447,400
-------------------------------------------------------------------------------------------------
Mei Si Gao                   1993.09.28                   900,000                 108,827
-------------------------------------------------------------------------------------------------
Ran Song                     2002.06.08                   900,000                 108,827
-------------------------------------------------------------------------------------------------
Jian Xin Xu                  2002.06.08                   900,000                 108,827
-------------------------------------------------------------------------------------------------
Meng Xu                      2002.06.08                   900,000                 108,827
-------------------------------------------------------------------------------------------------
Ya Ni Gao                    2002.06.08                   200,000                  24,184
-------------------------------------------------------------------------------------------------
Ying Pan                     2002.06.08                   900,000                 108,827
-------------------------------------------------------------------------------------------------
Xin Yan Yuan                 1993.09.28                 2,800,000                 338,573
-------------------------------------------------------------------------------------------------
Hang Yuan                    2002.06.08                   500,000                  60,459
-------------------------------------------------------------------------------------------------
Xin Min Yuan                 2002.06.08                   900,000                 108,827
-------------------------------------------------------------------------------------------------
Xin Jian Yuan                2002.06.08                   900,000                 108,827
-------------------------------------------------------------------------------------------------
Xiao Jie Guo                 2001.07.16                   960,000                 116,082
-------------------------------------------------------------------------------------------------
Wei Li (2)                   2002.06.08                    40,000                   4,837
-------------------------------------------------------------------------------------------------
Zhen Bang Song               2001.07.16                 1,000,000                 120,919
-------------------------------------------------------------------------------------------------


                                       59

-------------------------------------------------------------------------------------------------
Zhong Min Li                 2001.07.16                   100,000                  12,092
-------------------------------------------------------------------------------------------------
Jing Zhao                    2002.06.08                    70,000                   8,464
-------------------------------------------------------------------------------------------------
Wei Li (3)                   2002.06.08                    50,000                   6,046
-------------------------------------------------------------------------------------------------
Xiu Hua Liu                  2002.06.08                    50,000                   6,046
-------------------------------------------------------------------------------------------------
Bing Lu                      2002.06.08                    50,000                   6,046
-------------------------------------------------------------------------------------------------
Jun Li                       2001.07.16                    30,000                   3,628
-------------------------------------------------------------------------------------------------
Wen Ge Ren                   2002.06.08                    50,000                   6,046
-------------------------------------------------------------------------------------------------
Wei Li                       2001.07.16                   100,000                  12,092
-------------------------------------------------------------------------------------------------
Han Zhang                    2001.07.16                    20,000                   2,418
-------------------------------------------------------------------------------------------------
Xue Min Yang                 2002.06.08                    50,000                   6,046
-------------------------------------------------------------------------------------------------
Hong Jin Zhang               2002.06.08                    10,000                   1,209
-------------------------------------------------------------------------------------------------
Ying Qiang Li                2002.06.08                     7,000                     846
-------------------------------------------------------------------------------------------------
Shi You Liu                  2002.06.08                     3,000                     363
-------------------------------------------------------------------------------------------------
Hong Wei Liu                 2002.06.08                    50,000                   6,046
-------------------------------------------------------------------------------------------------
Yong Xiu Yan                 2002.06.08                    10,000                   1,209
-------------------------------------------------------------------------------------------------
Shang Min He                 2002.06.08                    10,000                   1,209
-------------------------------------------------------------------------------------------------
Xiao Yan Li                  2002.06.08                    80,000                   9,674
-------------------------------------------------------------------------------------------------
Yan Wu Xu                    2002.06.08                   100,000                  12,092
-------------------------------------------------------------------------------------------------
Wen Yong Ma                  2002.06.08                     5,000                     605
-------------------------------------------------------------------------------------------------
Xin Fa Li                    2002.06.08                     5,000                     605
-------------------------------------------------------------------------------------------------
Sheng Jie He                 2002.06.08                     5,000                     605
-------------------------------------------------------------------------------------------------
BST Total registered
capital                                                16,355,000               1,977,630
-------------------------------------------------------------------------------------------------

BSS Shareholders
----------------

BSS was formed on October 30, 1996. It's registered capital is RMB 500,000 (USD$60,459). BST has 35 shareholders. Each shareholder contributes capital in RMB to BST and thus becomes a percentage owner of the Company based on the amount of capital they have invested.

--------------------------------------------------------------------------------------------------------
           Name                 Date of Purchase          Amount Paid in RMB          Amount in USD
--------------------------------------------------------------------------------------------------------
  Chen Gao                         1996.10.30                   113,115                   13,678
--------------------------------------------------------------------------------------------------------
  Mei Si Gao                       1996.10.30                    27,515                    3,327
--------------------------------------------------------------------------------------------------------
  Ran Song                         2002.06.08                    27,515                    3,327
--------------------------------------------------------------------------------------------------------
  Jian Xin Xu                      2002.06.08                    27,515                    3,327
--------------------------------------------------------------------------------------------------------
  Meng Xu                          2002.06.08                    27,515                   $3,327
--------------------------------------------------------------------------------------------------------
  Ya Ni Gao                        2002.06.08                     6,114                      739
--------------------------------------------------------------------------------------------------------
  Ying Pan                         2002.06.08                    27,515                    3,327
--------------------------------------------------------------------------------------------------------
  Xin Yan Yuan                     1996.10.30                    85,601                   10,351
--------------------------------------------------------------------------------------------------------
  Hang Yuan                        2002.06.08                    15,286                    1,848
--------------------------------------------------------------------------------------------------------
  Xin Min Yuan                     2002.06.08                    27,515                    3,327
--------------------------------------------------------------------------------------------------------
  Xin Jian Yuan                    2002.06.08                    27,515                    3,327
--------------------------------------------------------------------------------------------------------
  Xiao Jie Guo                     2001.07.16                    29,349                    3,549
--------------------------------------------------------------------------------------------------------
  Wei Li (2)                       2002.06.08                     1,223                      148
--------------------------------------------------------------------------------------------------------
  Zhen Bang Song                   2001.07.16                    30,572                    3,697
--------------------------------------------------------------------------------------------------------
  Zhong Min Li                     2001.07.16                     3,057                      370
--------------------------------------------------------------------------------------------------------
  Jing Zhao                        2002.06.08                     2,140                      259
--------------------------------------------------------------------------------------------------------
  Wei Li (3)                       2002.06.08                     1,529                      185
--------------------------------------------------------------------------------------------------------
  Xiu Hua Liu                      2002.06.08                     1,529                      185
--------------------------------------------------------------------------------------------------------
  Bing Lu                          2002.06.08                     1,529                     $185
--------------------------------------------------------------------------------------------------------
  Jun Li                           2001.07.16                       917                      111
--------------------------------------------------------------------------------------------------------
  Wen Ge Ren                       2002.06.08                     1,529                      185
--------------------------------------------------------------------------------------------------------
  Wei Li                           2001.07.16                     3,057                      370
--------------------------------------------------------------------------------------------------------
  Han Zhang                        2001.07.16                       611                       74
--------------------------------------------------------------------------------------------------------
  Xue Min Yang                     2002.06.08                     1,529                      185
--------------------------------------------------------------------------------------------------------
  Hong Jin Zhang                   2002.06.08                       306                       37
--------------------------------------------------------------------------------------------------------
  Ying Qiang Li                    2002.06.08                       214                       26
--------------------------------------------------------------------------------------------------------
  Shi You Liu                      2002.06.08                        92                       11
--------------------------------------------------------------------------------------------------------
  Hong Wei Liu                     2002.06.08                     1,529                      185
--------------------------------------------------------------------------------------------------------
  Yong Xiu Yan                     2002.06.08                       306                       37
--------------------------------------------------------------------------------------------------------
  Shang Min He                     2002.06.08                       306                       37
--------------------------------------------------------------------------------------------------------
  Xiao Yan Li                      2002.06.08                     2,446                      296
--------------------------------------------------------------------------------------------------------
  Yan Wu Xu                        2002.06.08                     3,057                      370
--------------------------------------------------------------------------------------------------------
  Wen Yong Ma                      2002.06.08                       153                       18
--------------------------------------------------------------------------------------------------------
  Xin Fa Li                        2002.06.08                       153                       18
--------------------------------------------------------------------------------------------------------
  Sheng Jie He                     2002.06.08                       153                       18
--------------------------------------------------------------------------------------------------------
  BSS Total registered
  capital                                                       500,000                   60,459
--------------------------------------------------------------------------------------------------------


                                    EXHIBITS

3.1(a)   Articles of Incorporation of AMTG.

3.1(b)   Amended Articles of Incorporation of AMTG.

3.2      Bylaws of AMTG.

4.1      Form of Stock Certificate.

5.1 Opinion of The Law Offices of Adam U. Shaikh, Chtd. regarding legality of shares.

10.1 Equity Exchange Agreement (Beijing Sande Technology (Holding) Co. Ltd and American Metal Technology Group). (dated June 1, 2004)

10.2 Equity Exchange Agreement (Beijing Sande Shang Mao Co., Ltd., American Metal Technology (Lang Fang) Co., Ltd, and American Metal Technology Group). (dated August 8, 2004)

10.3 American Metal Technology (Lang Fang) Co., Ltd Land-Use-Rights Agreement with the Peoples Republic of China.

10.4     Lease Agreement for Factory. (dated July 15, 2004)

10.5 Loan Agreement with Beijing Sande Technology (Holding) Co., Ltd. (dated August 15, 2004)

21.1     List of Subsidiaries.

23.1     Consent of The Law Offices of Adam U. Shaikh, Chtd. (Included in
         Exhibit 5.1.)

23.2     Consent of Jimmy C. H. Cheung & Co, Certified Public Accountants.


                                  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                   SIGNATURES



     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on February 28, 2005.

AMTG.

By: /s/ Chen Gao
    ----------------------------------
         Chen Gao
         President /CFO/Director
         Principal Accounting Officer

By: /s/ Monica Ding
    ----------------------------------
         Monica Ding
         Secretary

By: /s/ Richard Lui
    ----------------------------------
         Richard Lui
         Chairman of Board / Director

By: /s/ Xin Yan Yuan
    ----------------------------------
         Xin Yan Yuan
         Director


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ Chen Gao
    ----------------------------------
         Chen Gao
         President /CFO/Director
         Principal Accounting Officer

By: /s/ Monica Ding
    ----------------------------------
         Monica Ding
         Secretary

By: /s/ Richard Lui
    ----------------------------------
         Richard Lui
         Chairman of Board / Director

By: /s/ Xin Yan Yuan
    ----------------------------------
         Xin Yan Yuan
         Director

Date: February 28, 2005
      --------------------------------